As filed with the Securities and Exchange Commission on August 20, 2014

Registration No. 333-196930

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Parker Drilling Company*

(Exact Name of Registrant as Specified in its Charter)

Delaware	1381	73-0618660
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

5 Greenway Plaza, Suite 100 Houston, Texas 77046 (281) 406-2000 (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)	Jon-Al Duplantier Senior Vice President, Chief Administrative Officer and General Counsel Parker Drilling Company 5 Greenway Plaza, Suite 100 Houston, Texas 77046 (281) 406-2000

Copy to:

Kelly B. Rose

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

*	The companies listed on the next page in the Table of Additional Registrants are also included in this Registration Statement as additional Registrants.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in its Charter(1)	State or other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
Anachoreta, Inc.	Nevada	88-0103667

ITS Rental and Sales, Inc.	Texas	20-1063049

Pardril, Inc.	Oklahoma	73-0774469

Parker Aviation Inc.	Oklahoma	73-1126372

Parker Drilling Arctic Operating, Inc.	Delaware	26-2376834

Parker Drilling Company North America, Inc.	Nevada	73-1506381

Parker Drilling Company of Niger	Oklahoma	73-1394204

Parker Drilling Company of Oklahoma, Incorporated	Oklahoma	73-0798949

Parker Drilling Company of South America, Inc.	Oklahoma	73-0760657

Parker Drilling Management Services, Inc.	Nevada	73-1567200

Parker Drilling Offshore Corporation	Nevada	76-0409092

Parker Drilling Offshore USA, L.L.C.	Oklahoma	72-1361469

Parker North America Operations, Inc.	Nevada	73-1571180

Parker Technology, Inc.	Oklahoma	75-1246599

Parker Technology, L.L.C.	Louisiana	62-1681875

Parker Tools, LLC	Oklahoma	81-0588864

Parker-VSE, LLC	Nevada	75-1282282

Quail Tools, L.P.	Oklahoma	72-1361471

Quail USA, LLC	Oklahoma	82-0578885

(1)	The address, including zip code, and telephone number, including area code, of each of the additional Registrants’ principal executive offices is c/o Parker Drilling Company, 5 Greenway Plaza, Suite 100, Houston, Texas 77046, (281) 406-2000. The primary standard industrial classification code number of each of the additional Registrants is 1381. The name, address, including zip code, and telephone number, including area code, of the agent for service for each of the additional Registrants is Jon-Al Duplantier, Senior Vice President, Chief Administrative Officer and General Counsel, Parker Drilling Company, 5 Greenway Plaza, Suite 100, Houston, Texas 77046, (281) 406-2000.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 20, 2014

PRELIMINARY PROSPECTUS

Parker Drilling Company

Offer to Exchange

$360,000,000 of 6.75% Senior Notes due 2022

which have been registered under

the Securities Act of 1933

for any and all outstanding

$360,000,000 of unregistered 6.75% Senior Notes due 2022

issued on January 22, 2014

Parker Drilling Company is offering to exchange registered 6.75% Senior Notes due 2022, or the “exchange notes,” for any and all of its $360.0 million aggregate principal amount of unregistered 6.75% Senior Notes due 2022 that were issued pursuant to a private placement on January 22, 2014, or the “private notes.” We refer to the private notes and the exchange notes collectively in this prospectus as the “notes.” We refer to this exchange as the “exchange offer.” The exchange notes are substantially identical to the private notes, except the exchange notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights, and related additional interest provisions, applicable to the private notes will not apply to the exchange notes. The exchange notes will represent the same debt as the private notes and we will issue the exchange notes under the same indenture used in issuing the private notes.

Terms of the exchange offer:

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2014, unless we extend it.

•	The exchange offer is subject to customary conditions, which we may waive.

•	We will exchange all private notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer for an equal principal amount of exchange notes. All interest due and payable on the private notes will become due on the same terms under the exchange notes.

•	You may withdraw your tender of private notes at any time prior to the expiration of the exchange offer.

•	If you fail to tender your private notes, you will continue to hold unregistered, restricted securities, and your ability to transfer them could be adversely affected.

•	We believe that the exchange of private notes for exchange notes will not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the caption “Material U.S. Federal Income and Estate Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

Investing in the exchange notes involves risks. See “Risk Factors,” beginning on page 8, for a discussion of certain factors that you should consider before deciding to participate in the exchange offer.

Each broker-dealer that receives the exchange notes for its own account pursuant to this exchange offer must acknowledge by way of the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for private notes where such private notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Until                    , 2014 all dealers that effect transactions in the exchange notes, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions. We have agreed that, until                     , 2014, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the United States Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2014.

NOTICE TO NEW HAMPSHIRE RESIDENTS ONLY

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXCEPTION OR EXEMPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT, ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

ABOUT THIS PROSPECTUS

We have filed a registration statement on Form S-4 with respect to the exchange notes with the SEC. This prospectus, which forms part of such registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. We may add, update or change in a prospectus supplement any information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus is a part, together with the additional information described under “Where You Can Find More Information” before you make any investment decision. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are incorporated by reference into this prospectus, because those statements are qualified in all respects by reference to those contracts or documents. The registration statement, including the exhibits and schedules, is available at the SEC’s website at www.sec.gov.

We have not authorized anyone to give any information or to make any representations concerning the exchange offer except that which is in this prospectus or incorporated by reference herein. If anyone gives or makes any other information or representation, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any circumstances in which the offer or solicitation is unlawful. You

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should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov and at our website at www.parkerdrilling.com. Information on our website or any other website is not incorporated by reference in this prospectus and does not constitute part of this prospectus. You may also read and copy any document that we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges.

We incorporate by reference information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Any statement in this prospectus or incorporated by reference into this prospectus shall be automatically modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

This prospectus incorporates by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on March 10, 2014;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, as filed with the SEC on May 9, 2014 and August 6, 2014; and

•	Our Current Reports on Form 8-K and 8-K/A as filed with the SEC on July 9, 2013, January 13, 2014, January 28, 2014, April 4, 2014, May 7, 2014, June 18, 2014, August 1, 2014 and August 8, 2014.

This prospectus also incorporates by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K) after the time of filing of the initial registration statement and before effectiveness of the registration statement, and after the date of this prospectus and before the termination of this exchange offer.

You may also obtain a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents by writing or telephoning us at the following address and telephone number:

Parker Drilling Company

5 Greenway Plaza, Suite 100

Houston, Texas 77046

Attention: Investor Relations

Telephone: (281) 406-2000

You will not be charged for any of these documents that you request. In order to ensure timely delivery of the documents, any request should be made at least five days prior to the expiration date.

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PROSPECTUS SUMMARY

This summary highlights information about Parker Drilling Company, the exchange offer and the exchange notes. This summary is not complete and does not contain all of the information that is important to you. To understand the exchange offer fully and for a more complete description of the legal terms of the exchange notes, you should carefully read this entire prospectus, the accompanying letter of transmittal and the documents incorporated by reference herein, particularly the risks of investing in the exchange notes discussed under “Risk Factors.” In this prospectus, other than in “Description of the Exchange Notes” and unless the context requires otherwise, “Parker Drilling,” “we,” “us” and “our” refer to Parker Drilling Company and its subsidiaries and consolidated joint ventures.

Parker Drilling Company

We are an international provider of contract drilling and drilling-related services and rental tools. We have operated in over 50 countries since beginning operations in 1934, making us among the most geographically experienced drilling contractors and rental tools providers in the world. We currently have operations in 24 countries. We own and operate drilling rigs and drilling-related equipment and also perform drilling-related services, referred to as operations & maintenance (“O&M”) services, for customer-owned drilling rigs on a contracted basis. We have extensive experience and expertise in drilling geologically difficult wells and in managing the logistical and technological challenges of operating in remote, harsh and ecologically sensitive areas. Our rental tools business supplies premium equipment to operators on land and offshore in the U.S. and select international markets. We have significant knowledge of the equipment needs of our customers and the logistical and product quality requirements of an effective rental tools supplier. We believe we are industry leaders in quality, health, safety and environmental practices.

Our business is currently comprised of five operating segments: Rental Tools, U.S. Barge Drilling, U.S. Drilling, International Drilling and Technical Services.

Our principal executive offices are located at 5 Greenway Plaza, Suite 100, Houston, Texas 77046 and our telephone number at that location is (281) 406-2000.

The Exchange Offer

On January 22, 2014, we completed a private offering of $360.0 million aggregate principal amount of the private notes. As part of this private offering, we entered into a registration rights agreement with the initial purchasers of the private notes in which we agreed, among other things, to use our commercially reasonable efforts to cause the exchange offer to be completed within 300 days after January 22, 2014. The following is a summary of the exchange offer.

Exchange Offer	We are offering to exchange

•	$1,000 principal amount of our 6.75% Senior Notes due 2022 registered under the Securities Act, which we refer to as exchange notes,

for

•	each $1,000 principal amount of our unregistered 6.75% Senior Notes due 2022 issued on January 22, 2014 in a private offering (CUSIP Numbers 701081 AW1 and U70081 AG6), which we refer to as private notes.

As of the date of this prospectus, there are $360,000,000 aggregate principal amount of private notes outstanding. See “The Exchange Offer.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2014, unless we extend the expiration date. In that case, the phrase “expiration date” will mean the latest date and time to which we extend the exchange offer. We will issue exchange notes on the expiration date or promptly after that date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions which include, among other things, the absence of any applicable law or any applicable interpretation of the staff of the SEC which, in our reasonable judgment, would materially impair our ability to proceed with the exchange offer. The exchange offer is not conditioned upon any minimum principal amount of private notes being submitted for exchange. See “The Exchange Offer — Conditions.”

Procedures for Participating in the Exchange Offer	If you wish to participate in the exchange offer, you must complete, sign and date an original or faxed letter of transmittal in accordance with the instructions contained in the letter of transmittal accompanying this prospectus. Then you must mail, fax or deliver the completed letter of transmittal, together with the private notes you wish to exchange and any other required documentation to The Bank of New York Mellon Trust Company, N.A, which is acting as exchange agent, for receipt prior to 5:00 p.m., New York City time, on the expiration date. By signing the letter of transmittal, you represent to and agree with us that:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with anyone to participate in a distribution of the exchange notes; and

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of Parker Drilling Company, or a broker-dealer tendering the private notes acquired directly from Parker Drilling Company for its own account.

If you are a broker-dealer who will receive exchange notes for your own account in exchange for private notes that you acquired as a result of your market-making or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of such exchange notes.

Resale of Exchange Notes	We believe that you may offer for resale, resell and transfer your exchange notes without registering them under the Securities Act and delivering a prospectus, if you can make the same three representations that appear above under the heading “Procedures for Participating in the Exchange Offer.” Our belief is based on interpretations of the SEC staff for other exchange offers that the SEC staff expressed in some of the SEC’s no-action letters to other issuers in exchange offers like ours.

We cannot guarantee that the SEC would make a similar decision about this exchange offer. If our belief is wrong, or if you cannot truthfully make the representations mentioned above, and you transfer any exchange note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability and we will not protect you against any loss incurred as a result of any such liability under the Securities Act.

If you are a broker-dealer that has received exchange notes for your own account in exchange for private notes that were acquired as a result of market-making or other trading activities, you must acknowledge in the letter of transmittal that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. We have agreed that for a period of up to 180 days after the registration statement is declared effective, we will make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any such resale.

Special Procedures for Beneficial Owners	If your private notes are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to surrender such private notes, you should contact your intermediary promptly and instruct it to surrender your private notes on your behalf.

If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your private notes, either arrange to have your private notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a long time.

Guaranteed Delivery Procedures	If you wish to tender your private notes and you cannot do so before the expiration date deadline, or you cannot deliver your private notes, the letter of transmittal or any other documentation on time, then you must surrender your private notes according to the guaranteed delivery procedures appearing below under “The Exchange Offer — Guaranteed Delivery Procedures.”

Acceptance of Private Notes and Delivery of Exchange Notes	We will accept for exchange any and all private notes that are properly surrendered in the exchange offer and not withdrawn prior to the expiration date, if you comply with the procedures of the exchange offer. The exchange notes will be delivered promptly after the expiration date.

Withdrawal Rights	You may withdraw the surrender of your private notes at any time prior to the expiration date, by complying with the procedures for withdrawal described in “The Exchange Offer — Withdrawal of Tenders.”

Accounting Treatment	We will not recognize a gain or loss for accounting purposes as a result of the exchange.

Certain Federal Income Tax Considerations	The exchange of private notes for exchange notes will not be a taxable transaction for U.S. federal income tax purposes. See the discussion under the caption “Material U.S. Federal Income and Estate Tax Considerations” for more information.

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent in connection with the exchange offer. The Bank of New York Mellon Trust Company, N.A. also serves as trustee under the indenture governing the notes. The address, telephone number and facsimile number of the exchange agent are listed under the heading “The Exchange Offer — Exchange Agent.”

Failure to Exchange Private Notes Will Adversely Affect You	If you are eligible to participate in this exchange offer and you do not surrender your private notes as described in this prospectus, you will not have any further registration or exchange rights. In that event, your private notes will continue to accrue interest until maturity in accordance with the terms of the private notes but will continue to be subject to restrictions on transfer. As a result of such restrictions and the availability of registered exchange notes, your private notes are likely to be a much less liquid security than before.

The Exchange Notes

The exchange notes have the same financial terms and covenants as the private notes. The exchange notes will evidence the same debt as the private notes, and the same indenture will govern the exchange notes and the private notes. We refer to the exchange notes and the private notes collectively as the notes. The brief summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	Parker Drilling Company

Notes Offered	$360,000,000 in aggregate principal amount of 6.75% senior notes due 2022.

Maturity Date	July 15, 2022.

Interest Payment Dates	January 15 and July 15 of each year, with the next interest payment date being July 15, 2014.

Ranking	The exchange notes will be our general unsecured obligations. The exchange notes will rank equal in right of payment with all of our existing and future senior unsecured indebtedness (including our other outstanding series of senior notes). However, the exchange notes will (1) effectively rank junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness and (2) structurally rank junior to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and other liabilities of such subsidiaries owed to Parker Drilling Company). As of June 30, 2014, we had approximately (1) $620.0 million of indebtedness outstanding on an unconsolidated basis, (2) no indebtedness outstanding at our non-guarantor subsidiaries and (3) $74.4 million available for borrowing under the revolving loan portion of our Secured Credit Agreement (the “Revolver”) (which includes an approximate $5.6 million reduction in availability for outstanding letters of credit).

Subsidiary Guarantees	Initially, the exchange notes will be jointly and severally guaranteed by each of our subsidiaries that guarantee any indebtedness under our Secured Credit Agreement or our other outstanding series of senior notes. In the future, if any of our restricted subsidiaries that is not already a subsidiary guarantor guarantees, assumes or otherwise becomes an obligor with respect to any of our or any subsidiary guarantors’ indebtedness, it will become a subsidiary guarantor under the terms set forth in “Description of the Exchange Notes — Additional Subsidiary Guarantees.” The subsidiary guarantee of each guarantor will rank:

•	equal in right of payment with all of the existing and future senior unsecured debt of such guarantor including the guarantee of our senior unsecured indebtedness (including our other outstanding series of senior notes);

•	effectively subordinate to all existing and future secured indebtedness of such guarantor; and

•	senior in right of payment to all future subordinated indebtedness of such guarantor.

As of June 30, 2014:

•	we had no indebtedness outstanding at our guarantor subsidiaries (other than guarantees of our obligations under the 7.50% Senior Notes due 2020 (the “7.50% Notes”), our Secured Credit Agreement and the private notes); and

•	the subsidiary guarantees were effectively subordinated to no guarantees of secured indebtedness under our Secured Credit Agreement.

Mandatory Redemption	We will not be required to make mandatory redemption or sinking fund payments with respect to the exchange notes.

Optional Redemption	At any time prior to January 15, 2017, we may redeem up to 35% of the aggregate principal amount of the notes with an amount of cash not to exceed the net cash proceeds of certain equity offerings at the redemption price set forth under “Description of the Exchange Notes — Optional Redemption,” if at least 65% of the aggregate principal amount of the notes originally issued under the indenture remains outstanding immediately after such redemption and the redemption occurs within 120 days of the closing date of such equity offering.

At any time prior to January 15, 2018, we may redeem some or all of the notes at a “make whole” redemption price set forth under “Description of the Exchange Notes — Optional Redemption.”

On or after January 15, 2018, we may redeem some or all of the notes at the redemption prices set forth under “Description of the Exchange Notes — Optional Redemption.”

Change of Control	If we experience specified kinds of changes of control, we must offer to repurchase the notes at 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Exchange Notes — Repurchase at the Option of Holders — Change of Control.”

Certain Covenants	The private notes were, and the exchange notes will be, issued under an indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The indenture, among other things, restricts our ability and the ability of our restricted subsidiaries to:

•	sell assets;

•	pay dividends or make other distributions on capital stock or redeem or repurchase capital stock or subordinated indebtedness;

•	make investments;

•	incur or guarantee additional indebtedness;

•	create or incur liens;

•	enter into sale and leaseback transactions;

•	incur dividend or other payment restrictions affecting subsidiaries;

•	merge or consolidate with other entities;

•	enter into transactions with affiliates; and

•	engage in certain business activities.

These covenants are subject to a number of important exceptions and qualifications. Please see “Description of the Exchange Notes — Repurchase at the Option of Holders — Asset Sales” and “Description of the Exchange Notes — Certain Covenants.”

Absence of Established Market for the Notes	The exchange notes will be new securities for which there is currently no market. Although the initial purchasers have informed us that they intend to make a market in the exchange notes, they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, a liquid market for the exchange notes may not develop or be maintained.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes in exchange for private notes as described in this prospectus, we will receive private notes of like principal amount. The private notes surrendered in exchange for the exchange notes will be retired and cancelled.

Consequences of Failure to Exchange Private Notes	If you do not exchange your private notes for exchange notes under the exchange offer, the private notes you hold will continue to be subject to the existing restrictions on transfer. In general, you may not offer or sell the private notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register private notes under the Securities Act unless the registration rights agreement requires us to do so.

Risk Factors	You should consider carefully all the information set forth in this prospectus or incorporated by reference herein, and, in particular, you should evaluate the specific factors set forth under “Risk Factors” in this prospectus, before deciding whether to participate in this exchange offer.

RISK FACTORS

An investment in the exchange notes involves a high degree of risk. You should consider carefully the risks and uncertainties described below and in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and the other information included in or incorporated by reference into this prospectus, including the financial statements and related notes incorporated by reference into this prospectus, before deciding to exchange your private notes for exchange notes pursuant to this exchange offer. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occur, our business, financial condition or results of operations could be adversely affected.

Risks Related to the Exchange Notes

Payment of principal and interest on the exchange notes will be effectively subordinated to our senior secured debt to the extent of the value of the assets securing that debt.

The exchange notes will be senior unsecured obligations of Parker Drilling Company and the guarantees related to these exchange notes will be senior unsecured obligations of the subsidiaries that guarantee the exchange notes, in each case ranking senior in right of payment to all current and future subordinated debt. Holders of our secured obligations, including obligations under our Secured Credit Agreement, will have claims that are prior to claims of the holders of the exchange notes with respect to the assets securing those obligations. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, our assets and those of our subsidiaries will be available to pay obligations on the exchange notes and the guarantees only after holders of our senior secured debt have been paid the value of the assets securing such debt. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the exchange notes.

We have granted the lenders under our Secured Credit Agreement a security interest in all accounts receivable and certain deposit accounts of us and certain of our subsidiaries, a pledge of stock of certain of our subsidiaries, a naval mortgage on certain eligible barge drilling rigs owned by certain of our subsidiaries and substantially all of the other personal property and assets of certain of our subsidiaries.

In the event of a default on secured indebtedness, the parties granted security interests will have a prior secured claim on such assets. If the parties should attempt to foreclose on their collateral, our financial condition and the value of the exchange notes would be adversely affected.

We are a holding company and conduct substantially all of our operations through our subsidiaries, which may affect our ability to make payments on the exchange notes.

We conduct substantially all of our operations through our subsidiaries. As a result, our cash flows and our ability to service our debt, including the exchange notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments from our subsidiaries to us. Any payment of dividends, distributions, loans or other payments from our subsidiaries to us could be subject to statutory restrictions, including local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate. In addition, payment of dividends or distributions from our joint ventures are subject to contractual restrictions. Payments to us by our subsidiaries also will be contingent upon the profitability of our subsidiaries. If we are unable to obtain funds from our subsidiaries we may not be able to pay interest or principal on the exchange notes when due, or to redeem the exchange notes upon a change of control, and we may not be able to obtain the necessary funds from other sources.

Some of our subsidiaries will not guarantee the exchange notes.

Some of our subsidiaries, including our existing and future immaterial subsidiaries, foreign subsidiaries, domestic subsidiaries owned by foreign subsidiaries, subsidiaries generating revenue primarily outside the United States and certain other subsidiaries, will not guarantee the exchange notes. The exchange notes will be structurally subordinated to all existing and future liabilities and preferred equity of the subsidiaries that do not guarantee the exchange notes. In the event of liquidation, dissolution, reorganization, bankruptcy or any similar proceeding with respect to any such subsidiary, we, as common equity owner of such subsidiary, and therefore, holders of our debt, including holders of the exchange notes, will be subject to the prior claims of such subsidiary’s creditors, including trade creditors, and preferred equity holders. As of June 30, 2014, our non-guarantor subsidiaries and joint ventures collectively owned approximately 55.0% of our consolidated total assets and held approximately $52.6 million of our consolidated cash and cash equivalents of approximately $86.4 million. For the six months ended June 30, 2014, our non-guarantor subsidiaries and joint ventures had revenues of approximately $305.0 million and operating income of approximately $4.1 million. In 2012 and 2013, our non-guarantor subsidiaries and joint ventures had revenues of approximately $385.3 million and $549.3 million, respectively, and operating income of approximately $9.0 million and $29.0 million, respectively.

The subsidiary guarantees could be deemed fraudulent transfers under certain circumstances, and a court may try to subordinate or void the subsidiary guarantees.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	issued the guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability, including contingent liabilities, on its existing debts, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot assure you what standard a court would apply in determining a guarantor’s solvency and whether or not it would conclude that such guarantor was solvent when it incurred the guarantee. Each subsidiary guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless. In a Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

We may not be able to repurchase the exchange notes upon a change of control.

Upon the occurrence of certain change of control events affecting us, you will have the right to require us to repurchase the exchange notes at 101% of their principal amount, plus accrued and unpaid interest. Our ability to repurchase the exchange notes upon such a change of control event would be limited by our access to funds at the time of the repurchase and the terms of our other debt agreements. We cannot assure you that we will have sufficient financial resources to purchase the exchange notes upon a change of control. In addition, the terms of other debt instruments to which we are party may not permit us to repurchase the exchange notes. The terms of our current Secured Credit Agreement prohibit our repurchase of the exchange notes, as may the terms of additional indebtedness we may incur in the future. Upon a change of control event, we may be required immediately to repay the outstanding principal, any accrued interest on and any other amounts owed by us under our senior secured credit facilities, the exchange notes and other outstanding indebtedness. The source of funds for these repayments would be our available cash or cash generated from other sources. However, we may not have sufficient funds available upon a change of control to make any required repurchases of this outstanding indebtedness. The failure to repurchase the exchange notes upon a change of control would constitute an event of default under the indenture for the exchange notes, which would likely in turn constitute a default under the terms of our or our subsidiaries’ other indebtedness.

In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a “Change of Control” under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Change of Control” as defined in the indenture that would trigger our obligation to repurchase the exchange notes. Therefore, if an event occurs that does not constitute a “Change of Control” as defined in the indenture, we will not be required to make an offer to repurchase the exchange notes and you may be required to continue to hold your exchange notes despite the event. See “Description of the Exchange Notes — Repurchase at the Option of Holders — Change of Control.”

There will be no public trading market for the exchange notes, and your ability to sell your exchange notes is limited.

The exchange notes are new securities, and there is no existing public market for the exchange notes. We cannot assure you as to the liquidity of any markets that may develop for the exchange notes, the ability of holders of the exchange notes to sell their exchange notes or the price at which holders would be able to sell their exchange notes. Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the number of holders of the exchange notes and the market for similar securities. The initial purchasers of the private notes have advised us that they currently intend to make a market in the exchange notes. However, none of the initial purchasers is obligated to do so, and any market-making activities may be discontinued by any of them at any time without notice. We do not intend to apply for listing of the exchange notes on any securities exchange.

If you wish to tender your private notes for exchange, you must comply with the requirements described in this prospectus.

You will receive exchange notes in exchange for private notes only after the exchange agent receives such private notes, a properly completed and duly executed letter of transmittal and all other required documentation within the time limits described below. If you wish to tender your private notes in exchange for exchange notes, you should allow sufficient time for delivery. Neither the exchange agent nor the Company has any duty to give you notice of defects or irregularities with respect to tenders of private notes for exchange. Private notes that are not tendered or are tendered but not accepted will, following consummation of the exchange offer, continue to be subject to the existing restrictions upon transfer relating to the private notes.

In addition, if you tender your private notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who holds private notes acquired for its own account as a result of market-making or other trading activities and who receives exchange notes for its own account in exchange for such private notes pursuant to the exchange offer must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such exchange notes.

If you do not exchange your private notes, you may have difficulty transferring them at a later time.

We will issue exchange notes in exchange for the private notes after the exchange agent receives your private notes, the letter of transmittal and all related documents. You should allow adequate time for delivery if you choose to tender your notes for exchange. Notes that are not exchanged will remain subject to restrictions on transfer and will not have rights to registration.

If you do not participate in the exchange offer, you must comply with the registration and prospectus delivery requirements of the Securities Act for any resale transaction. Each broker-dealer who holds private notes for its own account due to market-making or other trading activities and who receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. If any private notes are not tendered in the exchange or are tendered but not accepted, the trading market for such notes could be negatively affected due to the limited amount of notes expected to remain outstanding following the completion of the exchange offer.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain statements that are “forward-looking statements”. All statements contained in or incorporated by reference into this prospectus, other than statements of historical facts, are “forward-looking statements,” including any statements regarding:

•	stability of prices and demand for oil and natural gas;

•	levels of oil and natural gas exploration and production activities;

•	demand for contract drilling and drilling-related services and demand for rental tools and related services;

•	our future operating results and profitability;

•	our future rig utilization, dayrates and rental tools activity;

•	entering into new, or extending existing, drilling or rental contracts and our expectations concerning when operations will commence under such contracts;

•	entry into new markets or potential exit from existing markets;

•	growth through acquisitions of companies or assets;

•	organic growth of our operations;

•	construction or upgrades of rigs and expectations regarding when these rigs will commence operations;

•	capital expenditures for acquisition of rental tools, rigs, construction of new rigs or major upgrades to existing rigs;

•	entering into joint venture agreements;

•	our future liquidity;

•	the sale or potential sale of assets or references to assets held for sale;

•	availability and sources of funds to refinance our debt and expectations of when debt will be reduced;

•	the outcome of pending or future legal proceedings, investigations, tax assessments and other claims;

•	the availability of insurance coverage for pending or future claims;

•	the enforceability of contractual indemnification in relation to pending or future claims; and

•	compliance with covenants under our debt agreements.

In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “outlook,” “may,” “should,” “will” and “would” or similar words. Forward-looking statements are based on certain assumptions and analyses we make in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are relevant. Although we believe that our assumptions are reasonable based on information currently available, those assumptions are subject to significant risks and uncertainties, many of which are outside of our control. The following factors, as well as any other cautionary language included in or incorporated by reference into this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements:

•	worldwide economic and business conditions that adversely affect market conditions and/or the cost of doing business including potential currency devaluations or collapses;

•	our inability to access the credit or bond markets;

•	U.S. credit market volatility resulting from the U.S. national debt and potential further downgrades of the U.S. credit rating;

•	the U.S. economy and the demand for natural gas;

•	low U.S. natural gas prices could adversely affect U.S. drilling, barge rig and U.S. rental tools businesses;

•	worldwide demand for oil;

•	fluctuations in the market prices of oil and natural gas, including the inability or unwillingness of our customers to fund drilling programs in low price cycles;

•	imposition of trade restrictions, including additional economic sanctions and export/re export controls affecting our business operations in Russia;

•	unanticipated operating hazards and uninsured risks;

•	political instability, terrorism or war;

•	governmental regulations, including changes in accounting rules or tax laws, that adversely affect the cost of doing business or our ability to remit funds to the U.S.;

•	changes in the tax laws that would allow double taxation on foreign sourced income;

•	the outcome of investigations into possible violations of laws;

•	adverse environmental events;

•	adverse weather conditions;

•	global health concerns;

•	changes in the concentration of customer and supplier relationships;

•	ability of our customers and suppliers to obtain financing for their operations;

•	ability of our customers to fund drilling plans;

•	unexpected cost increases for new construction and upgrade and refurbishment projects;

•	delays in obtaining components for capital projects and in ongoing operational maintenance and equipment certifications;

•	shortages of skilled labor;

•	unanticipated cancellation of contracts by operators;

•	breakdown of equipment;

•	other operational problems including delays in start-up or commissioning of rigs;

•	changes in competition;

•	any failure to realize expected benefits from acquisitions;

•	the effect of litigation and contingencies; and

•	other similar factors discussed in the Company’s filings with the SEC.

Each forward-looking statement speaks only as of the date of this prospectus, and, except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Before you decide to exchange your private notes for exchange notes, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus and the documents incorporated by reference into this prospectus could have a material adverse effect on our business, results of operations, financial condition and cash flows.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the exchange notes. In exchange for issuing the exchange notes as contemplated in this exchange offer, we will receive private notes in the same principal amount. The form and terms of the exchange notes are identical in all material respects to the form and terms of the private notes, except as described below under the heading “The Exchange Offer — Terms of the Exchange Offer.” The private notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be re-issued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding debt.

RATIOS OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each period indicated is set forth in the following table:

	Six Months Ended June 30,	Year Ended December 31,
	2014	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	1.3x	2.1x	2.4x	(1)	1.0x	1.2x

(1)	For the year ended December 31, 2011, earnings were deficient to cover fixed charges by $41.3 million, which was primarily due to a pre-tax, non-cash charge to earnings of $170.0 million related to the impairment of our two Alaska rigs.

For purposes of calculating the ratio of earnings to fixed charges, (i) “earnings” consist of our consolidated income from continuing operations before income taxes and fixed charges and (ii) “fixed charges” consist of interest expense, amortization of deferred financing costs and the portion of rental expense representing interest.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We sold the private notes in transactions that were exempt from or not subject to the registration requirements of the Securities Act. Accordingly, the private notes are subject to transfer restrictions. In general, you may not offer or sell the private notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws.

As a condition to the initial sale of the private notes, we and the initial purchasers entered into a registration rights agreement on January 22, 2014. We are offering the exchange notes under this prospectus in an exchange offer for the private notes to satisfy our obligations under the registration rights agreement. The exchange offer will be open for at least 20 business days (or longer, if required by applicable law). During the exchange offer period, we will exchange the exchange notes for all private notes properly surrendered and not withdrawn before the expiration date. The exchange notes will be registered and the transfer restrictions, registration rights and provisions for additional interest relating to the private notes will not apply to the exchange notes.

The exchange notes issued in exchange for the private notes are expected to bear a different CUSIP number and ISIN number from any unexchanged private notes. Holders of the exchange notes and the private notes will vote as one series under the indenture governing the notes.

The summary in this document of the registration rights agreement is not complete and is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreement. We urge you to read the entire registration rights agreement carefully. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. The registration statement is intended to satisfy some of our obligations under the registration rights agreement and the purchase agreement.

Terms of the Exchange Offer

Subject to the terms and conditions in this prospectus and in the letter of transmittal, we will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding private notes properly surrendered pursuant to the exchange offer and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. Private notes may be surrendered only in integral multiples of $1,000.

As of the date of this prospectus, $360,000,000 in aggregate principal amount of the private notes are outstanding. All of this amount is registered in the name of Cede & Co., as nominee for The Depository Trust Company (“DTC”). There will be no fixed record date for determining registered holders of private notes entitled to participate in the exchange offer. This exchange offer is made only to holders of the private notes.

In connection with the exchange offer, neither the General Corporation Law of the State of Delaware nor the indenture governing the notes gives you any appraisal or dissenters’ rights nor any other right to seek monetary damages in court. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act and the related SEC rules and regulations.

For all relevant purposes, we will be regarded as having accepted properly surrendered private notes if and when we give written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the surrendering holders of private notes for the purposes of receiving the exchange notes from us. We will return any private notes that we do not accept for exchange for any reason without expense to their tendering holders promptly after the expiration or termination of the exchange offer.

If you surrender private notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of private notes. We will pay all charges and expenses, other than certain applicable taxes described under “— Fees and Expenses” below.

By executing or otherwise becoming bound by the letter of transmittal, you will be making the representations described under “— Representations on Tendering Private Notes” below.

Expiration Date; Extensions; Amendments

The expiration date is 5:00 p.m., New York City time, on                     , 2014, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer.

In order to extend the exchange offer, we will:

•	notify the exchange agent of any extension by written notice; and

•	issue a press release or other public announcement which will include disclosure of the approximate number of private notes deposited; such press release or announcement would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We expressly reserve the right:

•	to delay accepting any private notes;

•	to extend the exchange offer; or

•	if, in the opinion of our counsel, the consummation of the exchange offer would violate any law or interpretation of the staff of the SEC, to terminate or amend the exchange offer by giving written notice to the exchange agent.

Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by a press release or other public announcement. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement that will be distributed to the holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise expire during the five to ten business days period.

We will have no obligation to publish, advertise, or otherwise communicate any public announcement of any delay, extension, amendment or termination that we may choose to make, other than by making a timely release to an appropriate news agency.

Interest on the Exchange Notes

The exchange notes will accrue interest on the same terms as the private notes, i.e., at the rate of 6.75% per year from January 22, 2014, payable semi-annually in arrears on January 15 and July 15 of each year, with the next interest payment date being July 15, 2014.

Resale of the Exchange Notes

We believe that you will be allowed to resell the exchange notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of the Securities Act, if you can make the three representations set forth above under “Prospectus Summary — Summary of the Exchange Offer — Procedures for Participating in the Exchange Offer.” However, if you intend to participate in a distribution of the exchange notes, you must comply with the registration requirements of the Securities Act and deliver a prospectus, unless an exemption from registration is otherwise available. In addition, you cannot be an “affiliate” of the Company as defined under Rule 405 of the Securities Act, or a broker-dealer tendering the private notes acquired directly from the Company for its own account. You are required to represent to us in the letter of transmittal accompanying this prospectus that you meet these conditions exempting you from the registration requirements.

We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like ours. We have not, however, asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat this exchange offer in the same way as it has treated others in the past. If our belief is wrong, or if you cannot truthfully make the representations described above, and you transfer any exchange note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability and we will not protect you against any loss incurred as a result of any such liability under the Securities Act.

A broker-dealer that has bought private notes for market-making or other trading activities has to deliver a prospectus in order to resell any exchange notes it has received for its own account in the exchange. This prospectus may be used by a broker-dealer to resell any of its exchange notes. In addition, a broker-dealer which has acquired the private notes for its own account as a result of market-making or other trading activities may participate in the exchange offer if it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the exchange notes. We have agreed in the registration rights agreement to make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests copies in the letter of transmittal for a period of up to 180 days after the registration statement relating to this exchange offer is declared effective. See “Plan of Distribution” for more information regarding broker-dealers.

Procedures For Tendering

If you wish to surrender private notes you must do the following:

•	properly complete, sign and date the letter of transmittal (or a facsimile of the letter of transmittal);

•	have the signatures on the letter of transmittal (or facsimile) guaranteed if required by the letter of transmittal; and

•	mail or deliver the letter of transmittal (or facsimile) together with any other required documents to the exchange agent at the address appearing below under “— Exchange Agent” for receipt prior to 5:00 p.m., New York City time, on the expiration date.

In addition, either:

•	certificates for such private notes must be received by the exchange agent along with the letter of transmittal;

•	a timely confirmation of a book-entry transfer of the private notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below under “— Book-Entry Transfer,” must be received by the exchange agent prior to the expiration date; or

•	you must comply with the procedures described below under “— Guaranteed Delivery Procedures.”

In order for the tender to be effective, the exchange agent must receive the completed letter of transmittal and all other required documents before 5:00 p.m., New York City time, on the expiration date.

The method of delivery of the letter of transmittal and all other required documents to the exchange agent is at your election and risk, and the delivery will be deemed made only when actually received or confirmed by the exchange agent.

As an alternative to delivery by mail, you may wish to consider overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. Do not send the letter of transmittal or any private notes to us. You may ask your broker, dealer, commercial bank, trust company or nominee to perform these transactions for you.

If you do not withdraw your surrender of private notes prior to the expiration date, you will be regarded as agreeing to surrender the private notes in accordance with the terms and conditions in this exchange offer.

If you are a beneficial owner of the private notes and your private notes are held through a broker, dealer, commercial bank, trust company or other nominee and you want to surrender your private notes, you should contact your intermediary promptly and instruct it to surrender the private notes on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your private notes, either arrange to have your private notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a long time.

By tendering, you make the representations described below under “— Representations on Tendering Private Notes.” In addition, each participating broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.”

Your tender and our acceptance of the tender will constitute the agreement between you and us set forth in this prospectus and in the letter of transmittal.

Signature on Letter Of Transmittal

Signatures on a letter of transmittal or a notice of withdrawal described below under “— Withdrawal of Tenders,” as the case may be, must generally be guaranteed by an eligible institution. You can submit the letter of transmittal without guarantee if you surrender your private notes (i) as a registered holder and you have not completed the box titled “Special Delivery Instruction” on the letter of transmittal or (ii) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be made by:

•	a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

If you sign the letter of transmittal even though you are not the registered holder of any private notes listed in the letter of transmittal, your private notes must be endorsed or accompanied by a properly completed bond power. The bond power must authorize you to tender the private notes on behalf of the registered holder and must be signed by the registered holder as the registered holder’s name appears on the private notes.

In connection with any surrender of private notes in definitive certificated form, if you sign the letter of transmittal or any private notes or bond powers in your capacity as trustee, executor, administrator, guardian, attorney-in-fact or officer of a corporation or if you are otherwise acting in a fiduciary or representative capacity, you should indicate this when signing. Unless waived by us, you must submit with the letter of transmittal evidence satisfactory to us of your authority to act in the particular capacity.

Acceptance of Tendered Private Notes

All questions as to the validity, form, acceptance, withdrawal and eligibility, including time of receipt of surrendered private notes, will be determined by us in our sole discretion, which determinations will be final and binding.

We reserve the absolute right:

•	to reject any and all private notes not properly surrendered;

•	to reject any private notes if our acceptance of them would, in the opinion of our counsel, be unlawful; and

•	to waive any defects, irregularities or conditions of surrender as to particular private notes.

Unless waived, you must cure any defects or irregularities in connection with surrenders of private notes within the time period we will determine. Although we intend to notify holders of defects or irregularities in connection with surrenders of private notes, neither we, the exchange agent nor anyone else will be liable for failure to give such notice. Surrenders of private notes will not be deemed to have been made until any defects or irregularities have been cured or waived.

We do not currently intend to acquire any private notes that are not surrendered in the exchange offer or to file a registration statement to permit resales of any private notes that are not surrendered pursuant to the exchange offer. We reserve the right in our sole discretion to purchase or make offers for any private notes that remain outstanding after the expiration date. To the extent permitted by applicable law, we also reserve the right in our sole discretion to purchase private notes in the open market, in privately negotiated transactions or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

Representations on Tendering Private Notes

By surrendering private notes pursuant to the exchange offer, you represent that, among other things:

•	you have full power and authority to surrender, sell, assign and transfer the private notes tendered;

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of us or any subsidiary guarantor, or a broker-dealer tendering the private notes acquired directly from us for its own account;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purposes of distributing the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the exchange notes, and you cannot rely on the position of the SEC staff in their no-action letters;

•	you understand that a secondary resale transaction described above and any resales of exchange notes obtained by you in exchange for private notes acquired by you directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the SEC; and

•	we will acquire good, marketable and unencumbered title to the private notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the private notes are accepted by us.

If you are a broker-dealer and you will receive exchange notes for your own account in exchange for private notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of such exchange notes.

Return of Private Notes

If any surrendered private notes are not accepted for any reason described here or if private notes are withdrawn or are submitted for a greater principal amount than you desire to exchange, those private notes will be returned, at our cost, to (i) the person who surrendered them or (ii) in the case of private notes surrendered by book-entry transfer, the exchange agent’s account at DTC. Any such private notes will be returned to the surrendering person or credited to an account maintained with DTC promptly.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the private notes at DTC for purposes of facilitating the exchange offer within two business days after the date of this prospectus. Subject to the establishment of the account, any financial institution that is a participant in DTC’s systems may make book-entry delivery of private notes by causing DTC to transfer the private notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of private notes may be effected through book-entry transfer at DTC, you must transmit the letter of transmittal with any required signature guarantees and any other required documents to the exchange agent at the address appearing below under “— Exchange Agent” for its receipt on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to surrender your private notes and (i) your private notes are not readily available so you cannot meet the expiration date deadline or (ii) you cannot deliver your private notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, you may still participate in the exchange offer if:

•	the surrender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing:

•	the name and address of the holder, the certificate number(s) of the private notes, if applicable, and the principal amount of private notes surrendered; and

•	a statement that the surrender is being made thereby;

•	a guarantee that, within five New York Stock Exchange (“NYSE”) trading days after the expiration date, the letter of transmittal, together with the certificate(s) representing the private notes in proper form for transfer or a book-entry confirmation, and any other required documents, will be deposited by the eligible institution with the exchange agent; and

•	the properly executed letter of transmittal, as well as the certificate(s) representing all surrendered private notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within five NYSE trading days after the expiration date.

The exchange agent will send you a notice of guaranteed delivery upon your request if you wish to surrender your private notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your surrender of private notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at its address or facsimile number set forth below under “— Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person having deposited the private notes to be withdrawn;

•	identify the private notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the private notes; and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the private notes were tendered, including any required signature guarantees.

All questions as to the validity, form, eligibility and time of receipt of notices will be determined by us, in our sole discretion, and our determination shall be final and binding upon all parties. Any private notes so withdrawn will be deemed not to have been validly surrendered for purposes of the exchange offer, and no exchange notes will be issued unless the private notes so withdrawn are validly re-tendered. Properly withdrawn private notes may be re-tendered by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any private notes, and we may terminate the exchange offer as provided in this prospectus before the acceptance of those private notes if, in our judgment, any of the following conditions has occurred or exists or has not been satisfied or waived prior to the expiration of the exchange offer:

•	any law, statute, rule or regulation is proposed, adopted or enacted, or the staff of the SEC interprets any existing law, statute, rule or regulation in a manner, which, in our reasonable judgment, would materially impair our ability to proceed with the exchange offer;

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, would materially impair our ability to proceed with the exchange offer; or

•	any governmental approval, which we deem necessary for the consummation of the exchange offer, has not been obtained.

If we determine in our sole discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any private notes and promptly return all tendered private notes to the tendering holders;

•	extend the exchange offer and retain all private notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered the private notes to withdraw their tendered private notes; or

•	waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered private notes which have not been withdrawn. If that waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer to the extent required by law.

The conditions listed above are for our sole benefit and we may assert these rights regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of these rights, and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

The exchange offer is not conditioned upon any minimum principal amount of private notes being submitted for exchange.

Termination of Certain Rights

All registration rights under the registration rights agreement benefiting the holders of the private notes will terminate when we consummate the exchange offer. That includes all rights to receive additional interest in the event of a registration default under the registration rights agreement.

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A. as the exchange agent for the exchange offer. You should direct any questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery to the exchange agent, addressed as follows:

By mail, hand or overnight courier:

The Bank of New York Mellon Trust Company, N.A.

c/o The Bank of New York Mellon

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attention: Christopher Landers

By facsimile:

(732) 667-9408

Confirm by telephone:

(315) 414-3362

The Bank of New York Mellon Trust Company, N.A. also serves as trustee under the indenture governing the notes.

Fees and Expenses

We will pay for the expenses of this exchange offer. The principal solicitation for tenders of private notes is being made by mail. However, additional solicitation may be made by telegraph, facsimile transmission, e-mail, telephone or in person by our officers and regular employees.

We have not retained a dealer-manager in connection with the exchange offer, and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services. We will also pay other cash expenses to be incurred in connection with the exchange offer, including registration fees, accounting and legal fees, printing costs and related fees and expenses.

We will pay any transfer taxes applicable to the exchange of private notes. If, however, a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person surrendering the notes. If you do not submit satisfactory evidence of payment of taxes or of an exemption with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

Accounting Treatment

We will record the exchange notes at the same carrying value as the private notes as reflected in our accounting records on the date of exchange. Therefore, we will not recognize a gain or loss for accounting purposes. We will capitalize and subsequently amortize the expenses of the exchange offer over the term of the exchange notes.

Consequence of Failure to Exchange

If you do not exchange your private notes for exchange notes under the exchange offer, the private notes you hold will continue to be subject to the existing restrictions on transfer. In general, you may not offer or sell the private notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register private notes under the Securities Act unless the registration rights agreement requires us to do so.

Any tenders of private notes under the exchange offer will reduce the principal amount of the private notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any private notes that you continue to hold following completion of the exchange offer.

Other

You do not have to participate in the exchange offer. You should carefully consider whether to accept the terms and conditions of this exchange offer. We urge you to consult your financial and tax advisors in deciding what action to take with respect to the exchange offer.

DESCRIPTION OF THE EXCHANGE NOTES

The private notes were, and the exchange notes will be, issued under an indenture among Parker Drilling Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

On January 22, 2014, Parker Drilling Company issued $360,000,000 in aggregate principal amount of its 6.75% Senior Notes due 2022, which we refer to as the private notes. The exchange notes issued in exchange for the private notes are expected to bear a different CUSIP number and ISIN number from any unexchanged private notes. Holders of the exchange notes and the private notes will vote as one series under the indenture governing the notes.

The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part and are available to you as set forth under “Where You Can Find More Information.” You can find the definitions of certain terms used in this description under “— Certain Definitions.” In this description of the exchange notes, the terms “Company,” “we,” “us” and “our” refer only to Parker Drilling Company and not to any of its subsidiaries or consolidated joint ventures.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture. See “— Book-Entry, Delivery and Form — Depositary Procedures.”

Brief Description of the Notes and the Guarantees

The Notes

The notes will be:

•	general unsecured obligations of the Company;

•	senior in right of payment to all future subordinated Indebtedness of the Company, if any;

•	pari passu in right of payment with any existing and future senior unsecured Indebtedness of the Company, including our other outstanding series of senior notes;

•	effectively junior in right of payment to the Company’s existing and future secured Indebtedness, including Indebtedness under the Credit Agreement, to the extent of the value of the collateral securing that Indebtedness;

•	unconditionally guaranteed by the Guarantors on a senior basis; and

•	structurally junior in right of payment to Indebtedness of the Company’s non-Guarantor subsidiaries.

As of June 30, 2014, we had total Indebtedness of approximately $620.0 million, $35.0 million of which was secured Indebtedness under the Secured Credit Agreement in the form of a Term Loan and $225.0 million of which was pari passu with the notes, and $74.4 million available for borrowing under our Revolver (which includes an approximate $5.6 million reduction in availability for outstanding letters of credit).

The Guarantees

Initially, the notes will be guaranteed by each of our current Restricted Subsidiaries that guarantee any Indebtedness of the Company under the Credit Agreement and our other outstanding series of senior notes.

Each guarantee of the notes is:

•	a general unsecured obligation of the Guarantor;

•	senior in right of payment to all future subordinated Indebtedness of that Guarantor, if any;

•	pari passu in right of payment with any existing and future senior unsecured Indebtedness of that Guarantor, including its guarantee of our other outstanding series of senior notes; and

•	effectively junior in right of payment to that Guarantor’s existing and future secured Indebtedness, including its guarantee of Indebtedness under the Credit Agreement, to the extent of the value of the collateral securing that Indebtedness.

As of June 30, 2014:

•	we had no Indebtedness outstanding at our Guarantor subsidiaries (other than guarantees of our obligations under the Secured Credit Agreement, the notes and our other outstanding series of senior notes);

•	the Subsidiary Guarantees were effectively subordinated to $35.0 million of guarantees of secured Indebtedness outstanding under the Secured Credit Agreement in the form of a Term Loan; and

•	no indebtedness was outstanding at our non-Guarantor subsidiaries.

Not all of our subsidiaries will guarantee the notes. Our non-Guarantor subsidiaries will not have any obligations under the notes, the guarantees or the indenture. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor subsidiaries, the non-Guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As of June 30, 2014, our non-Guarantor subsidiaries and joint ventures collectively owned approximately 55.0% of our consolidated total assets and held approximately $52.6 million of our consolidated cash and cash equivalents of approximately $86.4 million. For the six months ended June 30, 2014, our non-guarantor subsidiaries and joint ventures had revenues of approximately $305.0 million and operating income of approximately $4.1 million. In 2012 and 2013, our non-Guarantor subsidiaries and joint ventures had revenues of approximately $385.3 million and $549.3 million, respectively, and operating income of approximately $9.0 million and $29.0 million, respectively. For further information about the division of the revenues and assets among the Company, the Guarantors and the non-Guarantor subsidiaries, see our financial statements that are incorporated by reference in this prospectus.

The indenture will permit us and our subsidiaries to incur additional Indebtedness, including senior secured Indebtedness under our Credit Agreement. The indenture will not impose any limitation on the incurrence by our subsidiaries of liabilities that are not considered Indebtedness.

As of June 30, 2014, substantially all of our subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

The Company issued the private notes in an aggregate principal amount of $360.0 million. The Company may issue additional notes under the indenture from time to time after this exchange offer. Any subsequent offering of additional notes is subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for purposes of this “Description of the Exchange Notes” section, reference to the notes includes the private notes, the exchange notes and any additional notes actually issued. The Company will issue exchange notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on July 15, 2022.

Interest on the exchange notes will accrue from January 22, 2014 at the rate of 6.75% per annum and will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2014. The Company will make each interest payment to the holders of record on the immediately preceding January 1 and July 1.

Interest on the notes will accrue from January 22, 2014 or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of record has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Additional Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the holders at their address set forth in the register of holders. See “— Book-Entry, Delivery and Form — Depositary Procedures.”

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The indenture requires a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. See “— Book Entry, Delivery and Form.”

Subsidiary Guarantees

Initially, the notes will be guaranteed by each of the Company’s current Restricted Subsidiaries that guarantee any Indebtedness of the Company under the Credit Agreement and our other outstanding series of senior notes. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent transfer under applicable law. See “Risk Factors — Risks Related to the Exchange Notes — The subsidiary guarantees could be deemed fraudulent transfers under certain circumstances, and a court may try to subordinate or void the subsidiary guarantees.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement, pursuant to a supplemental indenture reasonably satisfactory to the trustee; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the covenant described under “— Repurchase at the Option of Holders — Asset Sales.”

Notwithstanding the foregoing, any Guarantor may merge with another Subsidiary that has no significant assets or liabilities and was incorporated solely for the purpose of reincorporating that Guarantor in another jurisdiction so long as the amount of the Company’s Indebtedness and the Indebtedness of the Restricted Subsidiaries is not increased as a result of the merger.

The Subsidiary Guarantee of a Guarantor will be automatically and unconditionally released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the covenant described under “— Repurchase at the Option of Holders — Asset Sales”;

(2)	in connection with any sale or other disposition of such amount of Capital Stock as would result in such Guarantor no longer being a Subsidiary to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale complies with the covenant described under “— Repurchase at the Option of Holders — Asset Sales”;

(3)	if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions described under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries”;

(4)	at such time as that Guarantor ceases to guarantee any Indebtedness of the Company or any other Guarantor, except by, or as a result of, payment under such guarantee; or

(5)	upon Legal Defeasance or Covenant Defeasance as described under “— Legal Defeasance and Covenant Defeasance” or satisfaction and discharge of the indenture as described under “— Satisfaction and Discharge.”

Optional Redemption

At any time prior to January 15, 2017, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 106.75% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with an amount of cash not to exceed the net cash proceeds of one or more Equity Offerings by the Company; provided that:

(1)	at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of any such redemption (excluding notes held by the Company and its Subsidiaries); and

(2)	the redemption occurs within 120 days of the date of the closing of any such Equity Offering.

At any time prior to January 15, 2018, the Company may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding two paragraphs, the notes will not be redeemable at the Company’s option prior to January 15, 2018.

On and after January 15, 2018, the Company may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Year	Optional redemption price
2018	103.375%
2019	101.688%
2020 and thereafter	100.000%

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed under “— Book-Entry, Delivery and Form,” based on a method as DTC or its nominee or successor may require or, where such nominee or successor is the trustee, a method that most nearly approximates pro rata selection as the trustee deems fair and appropriate unless otherwise required by law) unless otherwise required by law or applicable stock exchange or depositary requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail (or sent electronically if DTC is the recipient) at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed or sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering. If any such condition precedent has not been satisfied, the Company shall provide written notice to the trustee prior to the close of business two Business Days prior to the redemption date. Upon receipt of such notice, the notice of redemption shall be rescinded and the redemption of the notes shall not occur. Upon receipt, the trustee shall provide such notice to each holder of the notes in the same manner in which the notice of redemption was given.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption, subject to the satisfaction of any conditions to redemption specified in the notice of redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption; Open Market Purchases

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances we are required to offer to purchase the notes as set forth below under “— Repurchase at the Option of Holders.” We may at any time and from time to time purchase notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to an offer by the Company (a “Change of Control Offer”) on the terms described below. In the Change of Control Offer, the Company will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, for the notes repurchased, to the date of purchase. Within 30 days following any Change of Control, the Company will mail (or send electronically if DTC is the recipient) a notice to each registered holder of notes (with a copy to the trustee) describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent (the “Change of Control Payment Date”), pursuant to the procedures described below and in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On or before the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered and not withdrawn; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail to each holder of notes properly tendered and not withdrawn the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable.

Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption of all outstanding notes has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained in the indenture, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase

“substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

The Change of Control provisions of the indenture may be waived or modified with the consent of the holders of a majority in principal amount of the notes then outstanding prior to the occurrence of a Change of Control.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	the fair market value is determined by

(a)	an executive officer of the Company if the value is less than $20.0 million and evidenced by an officers’ certificate delivered to the trustee; or

(b)	the Company’s Board of Directors if the value is $20.0 million or more and evidenced by a resolution of such Board of Directors delivered to the trustee; and

(3)	at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash, or Cash Equivalents, or any combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply those Net Proceeds at its option:

(1)	to repay, repurchase, redeem, defease or otherwise acquire or retire Senior Debt of the Company or any Indebtedness of a Restricted Subsidiary;

(2)	to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3)	to make a capital expenditure in a Permitted Business; or

(4)	to acquire other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will make an offer (an “Asset Sale Offer”) to all holders of notes and to the extent required, to all holders of other Indebtedness of the Company that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes (in integral multiples of $1,000) and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of notes and other pari passu Indebtedness to be purchased or the lesser amount required under agreements governing such other pari passu Indebtedness, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis (or, in the case of notes issued in global form as discussed under “— Book-Entry, Delivery and Form,” based on a method as DTC or its nominee or successor may require or, where such nominee or successor is the trustee, a method that most nearly approximates pro rata selection as the trustee deems fair and appropriate unless otherwise required by law). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Asset Sale Offer Period”). No later than three Business Days after the termination of the Asset Sale Offer Period (the “Asset Sale Payment Date”), the Company will apply all Excess Proceeds to the purchase of notes and the other pari passu Indebtedness to be purchased (on a pro rata basis, if applicable) or, if notes and such other pari passu Indebtedness in an aggregate principal amount less than the Excess Proceeds has been tendered, all notes and pari passu Indebtedness tendered in response to the Asset Sale Offer.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The paying agent will promptly (but in any case not later than three Business Days after termination of the Asset Sale Offer Period) mail to each holder of notes properly tendered the payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Asset Sale provisions of the indenture may be waived or modified with the consent of the holders of a majority in principal amount of the notes.

Certain Covenants

Changes in Covenants When Notes Rated Investment Grade

If on any date following the date of the indenture:

(1)	the notes are rated Baa3 or better by Moody’s Investors Service, Inc. (“Moody’s”) and BBB- or better or by Standard & Poor’s (“S&P”) (or, if either such entity ceases to rate the notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency); and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus will be suspended:

(1)	“— Repurchase at the Option of Holders — Asset Sales”;

(2)	“— Restricted Payments”;

(3)	“— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4)	“— Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(5)	“— Designation of Restricted and Unrestricted Subsidiaries”;

(6)	“— Transactions with Affiliates”;

(7)	“— Additional Subsidiary Guarantees”;

(8)	“— Business Activities”; and

(9)	clause (4) of the covenant described below under the caption “— Merger, Consolidation or Sale of Assets.”

During any period that the foregoing covenants have been suspended, the Company’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described below under the caption “— Designation of Restricted and Unrestricted Subsidiaries” or the second paragraph of the definition of “Unrestricted Subsidiary.” The Company shall provide an officers’ certificate to the trustee indicating the occurrence of any covenant suspension or reinstatement date. The trustee shall have no obligation to independently determine or verify if such events have occurred or notify the holders of any covenant suspension or reinstatement date. The trustee may provide a copy of such officers’ certificate to any holder of notes upon request.

Notwithstanding the foregoing, if on any subsequent date (the “Reinstatement Date”), the notes cease to maintain ratings of at least Baa3 and BBB- from Moody’s and S&P, respectively, the foregoing covenants will be reinstated as of and from the date of such rating decline, it being understood, however, that no actions taken by (or omissions of) the Company or any Restricted Subsidiary during the suspension period shall constitute a Default or Event of Default under the foregoing covenants. Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the date of the indenture except that no Default or Event of Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended.

There can be no assurance that the notes will ever achieve an investment grade rating or that any such rating will be maintained.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of any Equity Interests of the Company or any of its Restricted Subsidiaries (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Equity Interests of the Company or any of its Restricted Subsidiaries in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3)	make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any of the Guarantors that is contractually subordinated to the notes or the Subsidiary Guarantees, except a payment of principal within six months of or at the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and immediately after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries October 1, 2013 (excluding Restricted Payments permitted by clauses (2) through (10) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) October 1, 2013 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)	100% of (A) (i) the aggregate net cash proceeds and (ii) the fair market value of (x) marketable securities (other than marketable securities of the Company) and (y) any Permitted Business or assets used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests (other than Disqualified Stock) of the Company received by the Company since October 1, 2013 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

(c)	to the extent that any Restricted Investment that was made after October 1, 2013 is sold for cash or otherwise cancelled, liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment, including without limitation repayment of principal of any Restricted Investment constituting a loan or advance (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(d)	to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after October 1, 2013, the lesser of (i) the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) the aggregate fair market value of the Company’s Investment in such Subsidiary as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary and all Investments made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary that were treated as Restricted Payments since such designation, in each case as of the date of such Investment.

The preceding provisions will not prohibit:

(1)

the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment or distribution would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph and clause (5) of this paragraph;

(3)	the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness or Disqualified Stock of the Company or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis or on a basis more favorable to the Company or a Restricted Subsidiary than to the other holders;

(5)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any existing or former officer, director or employee (or their transferees, estates or beneficiaries under their estates) of the Company (or any of its Restricted Subsidiaries) pursuant to any equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed (a) $10.0 million during any calendar year (with unused amounts in any calendar year being carried forward to the next succeeding calendar year but not any subsequent years); plus (b) the amount of any net cash proceeds received by or contributed to the Company from the issuance and sale after October 1, 2013 of Equity Interests (other than Disqualified Stock) of the Company or a Restricted Subsidiary to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to this clause (5); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph and clause (2) of this paragraph; plus (c) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (5);

(6)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary issued in accordance with the terms of the indenture to the extent such dividends are included in the definition of “Fixed Charges”;

(7)	(i) the repurchase, redemption, defeasance or other acquisition or retirement for value of Equity Interests in connection with the exercise or conversion of stock options, warrants, rights to acquire Equity Interests or other convertible securities or stock appreciation rights, to the extent such Equity Interests represent a portion of the exercise price therefor and (ii) any repurchase, redemption, defeasance or other acquisition or retirement of Equity Interests in connection with the satisfaction of withholding tax obligations;

(8)	the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon the exercise or conversion of securities exercisable or convertible into Equity Interests of the Company;

(9)

the purchase, redemption, defeasance or other acquisition or retirement of any Indebtedness that is subordinated in right of payment to the notes or to any Subsidiary Guarantee (a) at a purchase price not greater than 101.0% of the principal amount of such Indebtedness in the event of a Change of Control in accordance with provisions similar to the covenant described under “— Repurchase at the Option of Holders — Change of Control” or (b) at a purchase price not greater than 100.0% of the principal amount of such Indebtedness in the event of an Asset Sale in accordance with provisions similar to the covenant described under “— Repurchase at the Option of Holders — Asset Sales”; provided that, prior to or simultaneously with such purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the indenture) has made the Change of Control Offer or Asset Sale Offer, as applicable, with respect to the notes as a result of such Change of Control or Asset Sale, as applicable, and has completed the repurchase or redemption of all notes validly tendered for payment and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as applicable; and

(10)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount since January 22, 2014 not to exceed the greater of (a) $35.0 million and (b) 3.0% of the Consolidated Net Tangible Assets of the Company determined as of the date of such Restricted Payment.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment (or, in the case of a dividend, on the date of declaration thereof) of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

For purposes of determining compliance with this “Restricted Payments” covenant, if a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) — (10), the Company will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on Restricted Payments denominated in a foreign currency, the U.S. dollar-equivalent amount of such Restricted Payment shall be calculated based on the relevant currency exchange rate in effect on the date that such Restricted Payment was made.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt and, in the case of a Restricted Subsidiary, the issuance of preferred stock) and the Company may issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or issuances of Disqualified Stock or preferred stock, as applicable (collectively, “Permitted Debt”):

(1)	the incurrence by the Company and any Restricted Subsidiary of Indebtedness and letters of credit under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed the greater of (a) $250.0 million and (b) 25.0% of the Company’s Consolidated Net Tangible Assets, determined at the time of incurrence;

(2)	the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

(3)	the incurrence by the Company and the Guarantors of Indebtedness represented by the notes issued on January 22, 2014 and the related Subsidiary Guarantees and the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

(4)	the incurrence by the Company and any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction, design, installation or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed at any time outstanding the greater of (a) $50.0 million and (b) 5.0% of the Company’s Consolidated Net Tangible Assets, determined at the time of incurrence on a pro forma basis to give effect to the assets purchased, constructed, installed or improved;

(5)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, defease, discharge or replace Indebtedness (other than intercompany Indebtedness) or preferred stock of any Restricted Subsidiary, in each case that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (13), (14) or (18) of this paragraph;

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided that:

(a)	if the Company or any Guarantor is the obligor on any such Indebtedness that is owing to a Restricted Subsidiary that is not a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or a Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(8)	the Guarantee by the Company or any of the Guarantors of Indebtedness of the Company or any Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness that is being Guaranteed is subordinated in right of payment to the notes or a Subsidiary Guarantee, then the Guarantee of that Indebtedness by the Company or the Guarantor shall be subordinated in right of payment to the notes or the Guarantor’s Subsidiary Guarantee, as the case may be;

(9)	the incurrence by the Company’s Unrestricted Subsidiaries of Non-Recourse Debt; provided that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (9);

(10)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, public liability insurance, unemployment insurance, property, casualty or liability insurance, self-insurance obligations, bankers’ acceptances, or customs, completion, advance payment, performance, bid performance, appeal or surety bonds and other similar obligations in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting the foregoing;

(11)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of incurrence;

(12)	Indebtedness represented by agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of the Company or any Restricted Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(13)	Indebtedness of a Restricted Subsidiary incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness incurred in connection with, or in contemplation of, such acquisition); provided that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the incurrence of such Indebtedness pursuant to this clause (13);

(14)	Indebtedness of Foreign Subsidiaries in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed 15% of the aggregate Consolidated Net Tangible Assets of all Foreign Subsidiaries, determined at the time of incurrence;

(15)	the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary thereof; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary thereof, will be deemed, in each case, to constitute an issuance of such preferred stock (as of the date of such sale or transfer) by such Restricted Subsidiary that was not permitted by this clause (15);

(16)	Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in ordinary course supply arrangements;

(17)	Indebtedness of the Company or any of its Restricted Subsidiaries in respect of Treasury Management Arrangements; and

(18)	the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (18), in an aggregate principal amount not to exceed at any time outstanding the greater of (a) $75.0 million and (b) 5.0% of the Company’s Consolidated Net Tangible Assets determined at the time of incurrence.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, if an item of Indebtedness (including Acquired Debt) at any time meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify (and later reclassify) in whole or in part in its sole discretion such item of Indebtedness in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on January 22, 2014 and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. Further, the reclassification of any lease or other liability of the Company or any of its Restricted Subsidiaries as Indebtedness due to a change in accounting principles after the date of the indenture will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in the same foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, the U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may incur pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness (including Attributable Debt) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis (or on a senior basis to, in the case of obligations subordinated in right of payment to the notes or Subsidiary Guarantee, as the case may be) with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1)	the Company or that Restricted Subsidiary, as applicable, could have

(a)	incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” and

(b)	incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens”;

(2)	the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3)	the transfer of assets in that sale and leaseback transaction is permitted by, and the Company or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on January 22, 2014 and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on January 22, 2014, as determined by the Company in its reasonable and good faith judgment;

(2)	the indenture, the notes and the Subsidiary Guarantees;

(3)	applicable law or any applicable rule, regulation or order of any court or governmental authority;

(4)	agreements or instruments with respect to a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition or as may be amended, restated, modified, renewed, extended, supplemented, refunded, replaced or refinanced from time to time (so long as the encumbrances and restrictions in any such amendment, restatement, modification, renewal, extension, supplement, refunding, replacement or refinancing are, in the reasonable and good faith judgment of the Company, not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of agreements or instruments governing Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)	customary non-assignment provisions in any contract, license or lease entered into in the ordinary course of business;

(6)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary that imposes restrictions of the nature described in clauses (1) and/or (3) of the preceding paragraph;

(8)	Permitted Refinancing Indebtedness; provided that the encumbrances or restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced as determined by the Company in its reasonable and good faith judgment;

(9)	Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into (a) in the ordinary course of business or (b) with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11)	restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(12)	any encumbrance or restrictions existing under Hedging Obligations permitted under the indenture;

(13)	any agreement or instrument relating to any property or assets acquired after the date of the indenture, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisition;

(14)	with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred pursuant to the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” if either (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) the Company determines in good faith that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the notes; and

(15)	secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets securing the Indebtedness.

Merger, Consolidation or Sale of Assets

The Company may not, directly or indirectly (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person unless:

(1)	either:

(a)	the Company is the surviving corporation, or

(b)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia (or if such entity is not a corporation existing under the laws of the United States, any state of the United States or the District of Columbia, a co-obligor of the notes is a corporation organized or existing under any such laws);

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction no Default exists;

(4)

immediately after such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption

“— Incurrence of Indebtedness and Issuance of Preferred Stock” or the Fixed Charge Coverage Ratio of the Company or the surviving Person, as applicable, or of the Person to which such sale, assignment, transfer, conveyance or other disposition has been made, would not be less than the Fixed Charge Coverage Ratio of the Company immediately prior to the transaction; and

(5)	the Company shall deliver, or cause to be delivered, to the trustee an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of the Indenture, and an opinion of counsel stating that the notes, the indenture and Subsidiary Guarantees, as applicable, constitute valid and binding obligations of the Company and the Guarantors, subject to customary exceptions.

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

Notwithstanding the preceding clause (4), (i) any Restricted Subsidiary of the Company may consolidate with, merge into or sell, assign, transfer or convey all or part of its properties and assets to the Company and (ii) the Company may merge with an Affiliate that has no significant assets or liabilities and was formed solely for the purpose of changing the jurisdiction of organization of the Company to another state of the United States so long as the amount of the Company’s Indebtedness and the Indebtedness of the Restricted Subsidiaries is not increased thereby.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(1)	the Affiliate Transaction is on terms that, taken as a whole, are no less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of the Company’s Board of Directors, no comparable transaction is available to compare to such Affiliate Transaction, such Affiliate Transaction is nonetheless fair to the Company or the relevant Restricted Subsidiary from a financial point of view; and

(2)	the Company delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million but no greater than $30.0 million, an officers’ certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, the Company must obtain a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Company’s Board of Directors.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(2)	transactions between or among the Company and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns an Equity Interest in, or controls, such Person;

(4)	payment of customary compensation to, and the provision of customary indemnity and other benefits on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries;

(5)	sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

(6)	Restricted Payments that are permitted by the covenant described above under the caption “— Restricted Payments”;

(7)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements or stock option or stock ownership plans approved by the Board of Directors;

(8)	loans or advances to employees in the ordinary course of business, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time;

(9)	indemnification agreements with, and payments made, to officers, directors and employees of the Company or any of its Restricted Subsidiaries pursuant to charter, bylaw, statutory or contractual provisions;

(10)	the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on January 22, 2014 and any amendments, modifications, supplements, extensions or renewals of those agreements; provided that the amendments, modifications, supplements, extensions or renewals are no more disadvantageous, taken as a whole, to the holders of the notes than the terms of the agreements in effect on January 22, 2014; and

(11)	transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an independent financial advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first or second paragraph of the covenant described above under the caption “— Restricted Payments” or Permitted

Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Additional Subsidiary Guarantees

If, after the date of the indenture, any Restricted Subsidiary of the Company that is not already a Guarantor guarantees, assumes or otherwise becomes an obligor with respect to any Indebtedness of the Company or any Guarantor, then that Restricted Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date on which it so became liable with respect to such Indebtedness; provided that the foregoing shall not apply to any Subsidiary that has properly been designated as an Unrestricted Subsidiary in accordance with the provisions described under “— Designation of Restricted and Unrestricted Subsidiaries” for so long as it continues to constitute an Unrestricted Subsidiary. Upon the release, termination or satisfaction of that Restricted Subsidiary’s guarantee or assumption of such Indebtedness, that Restricted Subsidiary’s Subsidiary Guarantee shall automatically be released and terminated.

Notwithstanding anything to the contrary contained herein, no Restricted Subsidiary shall be required to provide any Subsidiary Guarantee to the extent that, in the reasonable judgment of the Company, the provision of such Subsidiary Guarantee would subject the Company or any Restricted Subsidiary to any adverse tax consequence due to the application of Section 956 of the Internal Revenue Code of 1986, as amended, or any successor thereto.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

Payments for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not the Company is subject to the periodic reporting requirements of the Exchange Act, so long as any notes are outstanding, the Company will furnish to the trustee and the registered holders of notes, within the time periods specified in the SEC’s rules and regulations that are then applicable to the Company (or, if the Company is not subject to such reporting requirements of the Exchange Act, then within those time periods for filing as are applicable to a filer that is not an “accelerated filer” as defined in such rules and regulations), taking into account any extension of time, deemed filing date or safe harbor contemplated or provided for by Rule 12b-25, Rule 13a-11(c) or Rule 15d-11(c) under the Exchange Act or successor provisions:

(1)	all quarterly and annual financial information that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s independent registered public accounting firm; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

The Company will be deemed to have furnished such information and reports to the trustee and the registered holders of notes if it has filed such information and reports with the SEC using the EDGAR filing system (or any successor system) and such information and reports are publicly available or, if the SEC will not accept the Company’s filings reason, if the Company posts such information and reports on its website within the time periods specified above.

In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not the Company is then subject to the periodic reporting requirements of the Exchange Act, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified above (unless the SEC will not accept such a filing). To the extent the Company is no longer subject to the periodic reporting requirements of the SEC, the Company and the Guarantors have also agreed that, for so long as any notes remain outstanding, the Company and the Guarantors will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding anything herein to the contrary, no Reporting Default in respect of a failure to deliver a current report described under clause (2) above shall be deemed to have occurred until 45 days after the date such report is required to be provided under this covenant, and any Reporting Default shall be automatically cured when the Company provides the required information and reports to the trustee and the registered holders of notes or files the required information and reports with the SEC, as applicable.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the notes;

(2)	default in payment when due of the principal of, or premium, if any, on the notes;

(3)	failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4)	failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Certain Covenants — Restricted Payments,” “— Repurchase at the Option of Holders — Asset Sales,” or “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and continuance of this failure for 30 days after written notice of such failure is given by the trustee or by holders representing 25% or more of the aggregate principal amount of notes then outstanding to the Company and the trustee;

(5) (a)	except with respect to the provisions described under the caption “— Certain Covenants — Reports,” failure by the Company or any of its Restricted Subsidiaries to comply with any of the other agreements in the indenture and continuance of this failure for 60 days after written notice of such failure is given by the trustee or by holders representing 25% or more of the aggregate principal amount of notes then outstanding to the Company and the trustee; and

(b)	failure by the Company to comply with the provisions described under the caption “— Certain Covenants — Reports,” for 120 days after written notice of such failure is given by the trustee or holders representing 25% or more of the aggregate principal amount of notes then outstanding to the Company and the trustee;

(6)	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after January 22, 2014, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)

results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more; provided, however, that if, prior to the acceleration of the notes, any such default is cured or waived or any such acceleration is rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration of such other Indebtedness, as the case may be, such Event of Default shall be automatically rescinded and waived without any action by the Company, the trustee or the holders (so long as such rescission and waiver would not conflict with any judgment or decree);

(7)	failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million (to the extent not covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days;

(8)	except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason (other than in accordance with the terms of that guarantee and the indenture) to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(9)	certain events of bankruptcy or insolvency described in the indenture with respect to the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary.

In the case of an Event of Default described in clause (9) with respect to the Company, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes (i) waive any existing Default and its consequences under the indenture except a continuing Default in the payment of principal of, or interest or premium or Additional Interest, if any, on, the notes and (ii) rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived and all amounts owing to the trustee have been paid.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default, the Company is required to deliver to the trustee a statement specifying such Default. The trustee may withhold from holders of the notes notice of any continuing Default if it determines that withholding notice is in their interest, except a Default relating to the payment of principal of, or interest or premium or Additional Interest, if any, on, the notes.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Company’s and the Guarantor’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants (including its obligations to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. If Covenant Defeasance occurs, all events (except non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of an independent registered public accounting firm, delivered to the trustee to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

(a)	the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)	since January 22, 2014, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)

no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar concurrent deposit relating to other Indebtedness and the granting of Liens in connection therewith) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the day of deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)	the Company must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7)	the Company must have delivered to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(8)	the Company must have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the transmitting of a notice of redemption or otherwise and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar concurrent deposit relating to other Indebtedness and the granting of Liens in connection therewith);

(3)	the Company or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and, subject to certain exceptions, any existing Default or Event of Default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter any of the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default in the payment of principal of, or interest or premium or Additional Interest, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in currency other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the notes;

(7)	waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8)	make any change in the ranking or priority of any note that would adversely affect the note holder;

(9)	release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(10)	make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Company, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of the Company’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to provide for the issuance of additional notes in accordance with the provisions set forth in the indenture;

(6)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(7)	to add any Restricted Subsidiary as an additional Guarantor as provided in the indenture or to evidence the succession of another Person to any Guarantor pursuant to the indenture and the assumption by any such successor of the covenants and agreements of such Guarantor contained in the indenture and in the Subsidiary Guarantee of such Guarantor;

(8)	to release a Guarantor from its obligations under the indenture and its Subsidiary Guarantee in accordance with the terms of the indenture; and

(9)	to conform the text of the indenture, the notes or the Subsidiary Guarantees to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be verbatim recitation of a provision in the Indenture or the notes, as certified to the Trustee in an officers’ certificate.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver.

As permitted by Delaware law, our certificate of incorporation contains a provision pursuant to which application may be made to a court of equitable jurisdiction within the State of Delaware to order a meeting of our creditors or a class of our creditors whenever a compromise or arrangement is proposed between us and our creditors or a class of our creditors. If 75% of our creditors or that class of creditors, as the case may be, agrees to any compromise or arrangement, such compromise or arrangement, if sanctioned by the court, will be binding on all of our creditors or that class of creditors and on us. This provision is also applicable to any compromise or arrangement between us and our shareholders or a class of our shareholders. The certificates of incorporation of certain subsidiary guarantors also contain similar provisions.

Governing Law; Jury Trial Waiver

The indenture is governed by, and construed in accordance with, the laws of the State of New York. The indenture provides that the Company, the Guarantors and the trustee, and each holder of a note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the Notes or any transaction contemplated thereby.

Concerning the Trustee

If the trustee becomes a creditor of the Company or any Guarantor, the indenture contains provisions in the Trust Indenture Act that limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest as defined in the Trust Indenture Act it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that if an Event of Default occurs and is continuing, the trustee will be required, in the exercise of the rights and powers vested in it by the Indenture, to use the degree of care of a prudent man in the conduct of his own affairs under the circumstances. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Parker Drilling Company, 5 Greenway Plaza, Suite 100, Houston, Texas 77046, USA, Attention: Corporate Secretary.

Book-Entry, Delivery and Form

The exchange notes initially will be represented by one or more permanent global notes in registered form without interest coupons.

The global notes will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the global notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC, the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the global notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the global notes; and

(2)	ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which are Euroclear

Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a global note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of beneficial interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium and Additional Interest, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or

Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants. Any notices required to be given to the holders while the Notes are Global Notes will be given to DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for definitive notes in registered certificated form (“certificated notes”) if:

(1)	DTC

(a)	notifies us that it is unwilling or unable to continue as depositary for the global notes and the Company fails to appoint a successor depositary, or

(b)	has ceased to be a clearing agency registered under the Exchange Act;

(2)	the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the certificated notes; or

(3)	there has occurred and is continuing an Event of Default with respect to the notes.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee and the Company by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated notes may not be exchanged for beneficial interests in any global note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same-Day Settlement and Payment

The Company will make payments in respect of the notes represented by the global notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the global note holder. The Company will make all payments of principal, interest and premium and Additional Interest, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the global notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds. Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of beneficial interests in a global note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the note at January 15, 2018 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on the note through January 15, 2018 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights, including by means of a merger, consolidation or similar transaction; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares).

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that involves assets having a fair market value of less than $10.0 million;

(2)	a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4)	the sale or lease of equipment, inventory, accounts receivable, services or other assets in the ordinary course of business or the sale of inventory to any joint venture, in which the Company owns directly or indirectly at least 50% of the Equity Interests, for resale by such joint venture to its customers in the ordinary course of business of its business.

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment;

(7)	dispositions in connection with Permitted Liens;

(8)	the sale of a rig built by the Company or any of its Restricted Subsidiaries for the purpose of sale to a customer where the sale proceeds are recorded in the Company’s consolidated financial statements as operating income in accordance with generally accepted accounting principles in the United States;

(9)	sales or other dispositions of damaged, worn-out or obsolete equipment or assets that, in the Company’s reasonable judgment, are either (A) no longer used or (B) no longer useful in the business of the Company or its Restricted Subsidiaries;

(10)	any trade or exchange by the Company or any Restricted Subsidiary of one or more drilling rigs for one or more other drilling rigs owned or held by another Person, provided that (A) the fair market value of the drilling rig or rigs traded or exchanged by the Company or such Restricted Subsidiary (including any cash or Cash Equivalents to be delivered by the Company or such Restricted Subsidiary) is reasonably equivalent to the fair market value of the drilling rig or rigs (together with any cash or Cash Equivalents) to be received by the Company or such Restricted Subsidiary, in each case as determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments” and (B) such exchange is approved by a majority of the disinterested members of the Board of Directors of the Company;

(11)	any transfer by the Company or any Restricted Subsidiary to its customers of drill pipe, tools and associated drilling equipment utilized in connection with a drilling contract for the employment of a drilling rig in the ordinary course of business;

(12)	sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Company or any Restricted Subsidiary to the extent not materially interfering with the business of the Company and the Restricted Subsidiaries;

(13)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(14)	sales or transfers of Equity Interests of Unrestricted Subsidiaries;

(15)	voluntary termination of any Hedging Obligations; and

(16)	transfers of property subject to casualty and condemnation proceedings.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement (or any affiliate of such lender party meeting such requirements) or with any commercial bank organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development (or any affiliate of such commercial bank meeting such requirements), having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having the highest rating obtainable from Moody’s or S&P’s Rating Services and in each case maturing within 270 days after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Sections 13(d)(3) of the Exchange Act);

(2)	the adoption of a plan by the stockholders of the Company relating to the liquidation or dissolution of the Company;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Sections 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the Company; or

(4)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations incurred with respect to Indebtedness, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including impairment charges recorded in connection with the application of Accounting Standard Codification Topic 350, “Intangibles — Goodwill and Other,” but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5)	all extraordinary, unusual or non-recurring items of loss or expense; minus

(6)	all extraordinary, unusual or non-recurring items of gain or revenue; minus

(7)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, amounts in clauses (1), (2), (4), (5) and (6) relating to any Restricted Subsidiary that is not a Guarantor will be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without any prior governmental approval (that has not been obtained) and by operation of the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary that is not a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; and

(3)	the cumulative effect of a change in accounting principles will be excluded.

“Consolidated Net Tangible Assets” means the amount which would be set forth under the caption “Total Assets” on a consolidated balance sheet less all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expenses, organization expenses and any other amounts classified as intangible assets, less the aggregate amount of current liabilities on a consolidated balance sheet.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)	was a member of such Board of Directors on January 22, 2014; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 14, 2012, as amended, among the Company and the lenders and agents parties thereto, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.

“Credit Facility” or “Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original lender or lenders or another lender or lenders and whether provided under the original Credit Agreement or any other credit or other agreement or indenture).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to compliance by the Company with the Change of Control offer and Asset Sale offer provisions of the indenture described above under the caption “Repurchase at the Option of Holders” and unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company after January 22, 2014.

“Exchange Notes” means the notes issued in the Exchange Offer pursuant to the indenture.

“Exchange Offer” has the meaning set forth for such term in the registration rights agreement.

“Existing Indebtedness” means any Indebtedness of the Company and its Restricted Subsidiaries (other than any other Permitted Debt) in existence on January 22, 2014, until such amounts are repaid.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations incurred with respect to Indebtedness; plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of Parker Drilling, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

Notwithstanding the foregoing, if any lease or other liability is reclassified as Indebtedness or as a Capital Lease Obligation due to a change in accounting principles after January 22, 2014, the interest component of all payments associated with such lease or other liability shall be excluded from Fixed Charges.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. If the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems any Disqualified Stock or preferred stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made occurs (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, and including any related financing transactions subsequent to the commencement of the applicable four-quarter reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of such period including any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of Parker Drilling (regardless of whether those expense and cost reductions could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto); provided that, at the election of Parker Drilling, pro forma effect need not be given to any acquisition referred to in the foregoing clause (1) involving consideration of $15.0 million or less;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed to have been a Restricted Subsidiary of the specified Person at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed not to have been a Restricted Subsidiary of the specified Person at any time during such four-quarter period;

(6)	if any Indebtedness to which pro forma effect is being given bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months); and

(7)	interest income reasonably anticipated by such Person to be received during the applicable four-quarter period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included.

“Foreign Subsidiary” means any Restricted Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on January 22, 2014.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, of all or any part of any Indebtedness in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof.

“Guarantors” means each of:

(1)	any Restricted Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture; and

(2)	their respective successors and assigns;

provided that any Person constituting a Guarantor as described above will cease to constitute a Guarantor when its respective Subsidiary Guarantee is released in accordance with the terms thereof and of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2)	foreign exchange contracts and currency protection agreements;

(3)	any commodity futures contract, commodity option or other similar agreement or arrangement; and

(4)	other similar agreements or arrangements.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments;

(3)	representing reimbursement obligations in respect of banker’s acceptances or letters of credit or similar instruments;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)	representing the net obligations of such Person under any Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of the agreement or arrangement giving rise to such obligation that would be payable by such Person at such time), if and to the extent any of the preceding items (other than Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (a) all Indebtedness of others to the extent secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) in an amount equal to the lesser of (x) the fair market value of any asset subject to such Lien securing such Indebtedness of others on the date of determination and (y) the amount of the Indebtedness secured and (b) to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person. Notwithstanding the foregoing, in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles after the date of the indenture be deemed to be an incurrence of Indebtedness for purposes of the indenture.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding (x) commission, travel and similar advances to officers and employees made in the ordinary course of business and (y) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Parker Drilling or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of and other Investments in such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (but not loss), other than gains associated with reimbursements for lost or damaged tools in the ordinary course of business, together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

(2)	any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, any amounts required to be applied to the repayment of Senior Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Obligations” means any principal, premium and Additional Interest, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.

“Permitted Business” means the lines of business conducted by the Company and its Restricted Subsidiaries on January 22, 2014 (the date of the indenture) and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by the Company’s Board of Directors.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5)	any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)	any Investments received (a) in satisfaction of judgments or in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(7)	guarantees (including Subsidiary Guarantees) of Indebtedness permitted under the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8)	Hedging Obligations permitted to be incurred under the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(9)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(10)	loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary not to exceed $2.0 million at any one time outstanding; and

(11)	other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed the greater of (a) $50.0 million and (b) 5.0% of Consolidated Net Tangible Assets of the Company determined at the time of such Investment.

“Permitted Liens” means:

(1)	Liens securing Indebtedness and other obligations under any Credit Facility permitted to be incurred under the indenture;

(2)	Liens securing the notes and Subsidiary Guarantees;

(3)	Liens existing on January 22, 2014;

(4)	Liens in favor of the Company or the Guarantors;

(5)	Liens to secure Indebtedness of any Restricted Subsidiaries that are not Guarantors; provided that the terms of the indenture permit the Indebtedness to be incurred;

(6)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company or otherwise becomes a Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation or such Person becoming a Restricted Subsidiary of the Company and do not extend to any assets other than those of such Person;

(7)	Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than such acquired property;

(8)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(9)	Liens securing Permitted Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or distributions in respect thereof) that secured or, under the written arrangements under which the original Lien arose, could secure the Indebtedness being refinanced;

(10)	Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

(11)	Liens securing Hedging Obligations or Treasury Management Arrangements related to Indebtedness permitted under the indenture;

(12)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(13)	Liens in respect of property of the Company or any Restricted Subsidiary imposed by law or contract, which were not incurred or created to secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s, mechanics’, maritime and salvage Liens and other Liens arising in the ordinary course of business, and which do not in the aggregate materially detract from the value of the property of the Company or its Restricted Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(14)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, government contracts and leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(15)	judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

(16)	Liens upon specific items of inventory or other goods of any Person securing such Person’s obligations in respect of bankers acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(17)	Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;

(18)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(19)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent for more than 60 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(20)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings; and

(21)	Liens with respect to obligations that do not exceed $30.0 million at any one time outstanding.

Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (6), (7) or (8) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Proceeds pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.” For purposes of this definition, the term “Indebtedness” will be deemed to include interest on such Indebtedness.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Permitted Refinancing Indebtedness is incurred either by (i) the Company or a Guarantor or (ii) by the Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Reporting Default” means a Default described under clause (5)(b) of “— Events of Default and Remedies.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“SEC” means the Securities and Exchange Commission and any successor thereto.

“Senior Debt” means:

(1)	all Indebtedness of the Company or any Restricted Subsidiary outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2)	any other Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or any Subsidiary Guarantee; and

(3)	all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(1)	any liability for federal, state, local or other taxes owed or owing by the Company;

(2)	any intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Affiliates;

(3)	any trade payables; or

(4)	any Indebtedness that is incurred in violation of the indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w) of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof; provided that all Unrestricted Subsidiaries will be excluded from all calculations under Rule 1-02(w) of Regulation S-X.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means any Guarantee by a Guarantor of the Company’s payment Obligations under the indenture and on the notes, executed pursuant to the provisions of the indenture.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such Notes are defeased or satisfied and discharged (such earlier date, the “Determination Date”), of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two business days prior to such Determination Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Determination Date to January 15, 2018; provided, however, that if the period from the Determination Date to January 1, 2018, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such Treasury Rate shall be obtained by the Company.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of the Company, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described under the caption “— Certain Covenants — Transactions With Affiliates” (other than clause (9) thereof) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by providing to the trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (2) no Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors (or comparable body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or preferred stock of a Guarantor at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness or redemption or similar payment in respect of the Disqualified Stock or preferred stock of a Guarantor by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

EXCHANGE OFFER; REGISTRATION RIGHTS

We and the guarantors have entered into a registration rights agreement with the initial purchasers with respect to the private notes on the original issue date of such notes, pursuant to which we and the guarantors have agreed, for the benefit of the holders of the private notes, that we will, at our own expense, (i) file an exchange offer registration statement with the SEC with respect to an offer to exchange the private notes for new notes (exchange notes), having identical terms in all material respects to the private notes and which will evidence the same continuing indebtedness (except that the exchange notes will not contain terms with respect to transfer restrictions or interest rate increases as described herein) and (ii) use commercially reasonable efforts to cause the exchange offer registration statement to be declared effective by the SEC under the Securities Act. Once the exchange offer registration statement has been declared effective, we will offer the exchange notes in exchange for surrender of the private notes. We will keep the exchange offer open for at least 20 business days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to holders of the private notes. For each private note surrendered to us pursuant to the exchange offer, the holder who surrendered such private note will receive an exchange note having a principal amount at maturity equal to that of the surrendered private note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the note surrendered in exchange therefor or, if no interest has been paid on such note, from the original issue date.

Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes would generally be freely transferable by holders thereof after the exchange offer without further registration under the Securities Act (subject to certain representations required to be made by each holder of private notes, as set forth below). However, any purchaser of private notes who is an “affiliate” of us or any guarantor and any purchaser of private notes who intends to participate in the exchange offer for the purpose of distributing the exchange notes (i) will not be able to rely on the interpretation of the staff of the SEC, (ii) will not be able to tender its private notes in the exchange offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the private notes unless such sale or transfer is made pursuant to an exemption from such requirements.

In addition, in connection with any resales of exchange notes, any broker-dealer, which we refer to as a “Participating Broker-Dealer,” that acquired the private notes for its own account as a result of market making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from this offering) with the prospectus contained in the exchange offer registration statement. We will agree to make available during the period required under the Securities Act a prospectus meeting the requirements of the Securities Act to any Participating Broker-Dealer and any other persons with similar prospectus delivery requirements, for use in connection with any resale of exchange notes. A Participating Broker-Dealer or any other person that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreements (including certain indemnification rights and obligations thereunder).

Each holder of the private notes (other than certain specified holders) who wishes to exchange private notes for exchange notes in the exchange offer will be required to make certain representations, including representations that (i) any exchange notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes and (iii) it is not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours or, if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable.

In the event that (i) any changes in law or the applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, (ii) the exchange offer is not completed on or before the 300th day following the issuance of the private notes, (iii) under certain circumstances, the initial purchasers shall so request or (iv) any holder of private notes (other than the initial purchasers) is not eligible to participate in the exchange offer, we will, at our expense, use commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the private notes and to keep that shelf registration statement effective until the earlier of one year following the effective date of such shelf registration statement and such time as all private notes covered by the shelf registration statement have been sold. We will, in the event of the filing of the shelf registration statement, provide to each holder of the private notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the private notes. A holder of private notes that sells its private notes pursuant to the shelf registration statement generally (i) will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, (ii) will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and (iii) will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations thereunder). In addition, each holder of the private notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement to have their private notes included in the shelf registration statement and to benefit from the provisions regarding liquidated damages described in the following paragraph.

Subject to certain exceptions, if (A) we do not file the exchange offer registration statement within 210 days after the original issue date of the private notes; (B) the exchange offer registration statement is not declared effective within 260 days after the issue date of the private notes; (C) the exchange offer is not consummated within 300 days after the issue date of the private notes; (D) the shelf registration statement, if required, is not declared effective or does not automatically become effective on or prior to the 90th day after it becomes required or (E) the exchange offer registration statement or the shelf registration statement covering resales of the private notes has been declared effective and such shelf registration statement ceases for more than 30 calendar days to be effective at any time during the shelf registration period, then additional interest shall accrue on the principal amount of the private notes at a rate of 0.25% per annum for the first 90-day period immediately following the occurrence of such a default. Such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period up to a maximum additional interest rate of 1.00% per annum. When all registration defaults have been cured, the interest rate on the private notes will revert immediately to the original level. The provisions for additional interest will be the only monetary remedy available to holders of the private notes under the registration rights agreement.

This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the complete provisions of the registration rights agreement, a copy of which we will make available to holders of private notes upon request.

PLAN OF DISTRIBUTION

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any exchange notes received in exchange for private notes acquired by such broker-dealer as a result of market-making or other trading activities. Each such broker-dealer that receives exchange notes for its own account in exchange for such private notes pursuant to the exchange offer must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such exchange notes. We have agreed that for a period of up to 180 days after the registration statement is declared effective, we will use our commercially reasonable efforts to keep the registration statement effective and will make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the exchange notes; or

•	a combination of such methods of resale.

The exchange notes may be sold from time to time:

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes.

Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer in exchange for private notes acquired by such broker-dealer as a result of market-making or other trading activities and any broker-dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Any profit on these resales of exchange notes and any commissions or concessions received by any person may be deemed to be underwriting compensation under the Securities Act. Each letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of the registrable notes, including any broker-dealers, and certain parties related to these holders, against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income and estate tax considerations, as of the date of this prospectus, relevant to U.S. Holders and Non-U.S. Holders (both as defined below) relating to the exchange of private notes for exchange notes and the ownership and disposition of the exchange notes. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, referred to in this prospectus as the “Code,” existing and proposed Treasury Regulations promulgated thereunder, legislative history, rulings, pronouncements, judicial decisions and administrative interpretations of the Internal Revenue Service, or “IRS,” all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial or administrative action. We cannot assure you that the IRS will not challenge the conclusions stated below, and no ruling from the IRS has been or will be sought on any of the matters discussed below.

The following summary does not purport to be a complete analysis of all the potential U.S. federal income or estate tax considerations relating to the exchange of private notes for exchange notes or the ownership and disposition of the exchange notes. Without limiting the generality of the foregoing, this summary does not address the effect of any special rules applicable to certain types of holders, including, without limitation, dealers in securities, currencies or commodities, banks, insurance companies, financial institutions, thrifts, regulated investment companies, real estate investment trusts, tax-exempt entities, governmental organizations, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, certain U.S. expatriates or former long-term residents of the United States, persons liable for the alternative minimum tax, persons who hold exchange notes as part of a straddle, hedge, conversion transaction, wash sale, or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, individual retirement accounts or qualified pension plans, personal holding companies, corporations subject to the accumulated earnings tax, persons deemed to sell the exchange notes under any constructive sale provision of the Code, or investors in pass through entities, including partnerships, certain trusts, and Subchapter S corporations. In addition, this summary is limited to holders who acquired their private notes in the initial offering at their “issue price” (i.e., the first price at which a substantial amount of the private notes is sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), exchange their private notes for exchange notes, and hold the private notes and exchange notes as “capital assets” within the meaning of Section 1221 of the Code (generally property held for investment purposes). This summary does not address the effect of any U.S. state or local income or other tax laws, or any foreign tax laws.

If a partnership or any entity or arrangement treated as a partnership for U.S. federal tax purposes holds exchange notes, the tax treatment of a partner of such partnership will generally depend on the tax status of the partner and the tax treatment of the partnership. Partnerships holding exchange notes and partners in such partnerships should consult their tax advisors.

Exchange of Notes Pursuant to the Exchange Offer

The exchange of private notes for exchange notes pursuant to the exchange offer will not constitute a taxable event for U.S. federal income tax purposes. As a result, (1) a holder will not recognize a taxable gain or loss as a result of exchanging such holder’s private notes for exchange notes, (2) the holding period of the exchange notes will include the holding period of the private notes exchanged therefor, and (3) the adjusted tax basis of the exchange notes will be the same as the adjusted tax basis of the private notes exchanged therefor immediately before such exchange.

Certain Contingent Payments

In certain circumstances described under “Description of the Exchange Notes — Optional Redemption” and “Description of the Exchange Notes — Repurchase at the Option of Holders” we may be obligated to make payments on the exchange notes in excess of stated interest and principal. We intend to take the position that the possibility that such additional amounts will be paid does not cause the exchange notes to be treated as contingent payment debt instruments. This position is based in part on our conclusions regarding the likelihood, as of the issue date, that such additional amounts will have to be paid. The remainder of this discussion assumes the exchange notes are not contingent payment debt instruments.

U.S. Holders

The following summarizes the material U.S. federal income considerations to U.S. Holders of the ownership and disposition of the exchange notes. As used herein, the term “U.S. Holder” means a beneficial owner of an exchange note that is for U.S. federal income tax purposes:

•	an individual who is a citizen of the United States or who is a resident alien of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, or any subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Taxation of Interest — A U.S. Holder will be required to recognize as ordinary income all interest paid or accrued on the exchange notes in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption, or Retirement of the Exchange Notes — A U.S. Holder will generally recognize gain or loss on a sale, exchange, redemption, retirement, or other taxable disposition of an exchange note measured by the difference, if any, between:

•	the sum of the amount of cash and the fair market value of any property received (except to the extent that the cash or other property received in respect of an exchange note is attributable to accrued but unpaid interest, which amount will be taxable as ordinary interest income to the extent not previously included in income); and

•	the U.S. Holder’s adjusted tax basis in the exchange note.

A U.S. Holder’s adjusted tax basis in the exchange notes generally will equal the amount paid for the private notes. A U.S. Holder’s gain or loss recognized on the disposition of an exchange note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, such U.S. Holder has a holding period in the exchange note of more than one year. In the case of a non-corporate U.S. Holder, long-term capital gains are currently subject to preferential rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following summarizes the material U.S. federal income tax considerations to Non-U.S. Holders of the ownership and disposition of the exchange notes. For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of an exchange note who is not classified for U.S. federal income tax purposes as a partnership and who is not a U.S. Holder.

Taxation of Interest — Payments of interest on an exchange note to any Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax provided that:

•	the Non-U.S. Holder is not an actual or constructive owner of 10% or more of the total combined voting power of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, actually or constructively, to us through stock ownership;

•	the Non-U.S. Holder is not a “bank” receiving the interest pursuant to a loan agreement entered into in its ordinary course of business;

•	such interest payments are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States; and

•	the Non-U.S. Holder, as beneficial owner, satisfies the applicable certification requirement described below.

The certification requirement is generally satisfied if the beneficial owner of an exchange note certifies on IRS Form W-8BEN (or a suitable substitute or successor form), under penalties of perjury, that he, she or it is not a United States person and provides his, her or its name and address, and

•	such beneficial owner timely provides the withholding agent a properly executed IRS Form W-8BEN; or

•	in the case of exchange notes held on behalf of a beneficial owner by a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, the financial institution certifies to the withholding agent under penalties of perjury that it has received the Form W-8BEN (or a suitable substitute or successor form) from the Non-U.S. Holder or from another financial institution acting on behalf of that Non-U.S. Holder, timely furnishes the withholding agent with a copy thereof and otherwise complies with the applicable certification requirements.

A Non-U.S. Holder that does not qualify for the exemption from U.S. federal withholding tax described above will generally be subject to U.S. federal withholding tax at the rate of 30% on payments of interest on the exchange notes. However, a Non-U.S. Holder will not be subject to the 30% withholding tax if such Non-U.S. Holder provides us, our paying agent, or the person who would otherwise be required to withhold tax with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding tax under the benefit of an applicable income tax treaty, or (2) IRS Form W-8ECI (or other applicable form) stating that the interest paid on the exchange notes is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

If the payments of interest on an exchange note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, in the event that an income tax treaty is applicable, such payments of interest are attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States), such payments will be subject to U.S. federal income tax at regular graduated income tax rates generally in the same manner as if such Non-U.S. Holder were a U.S. Holder, subject to any modification provided under an applicable income tax treaty. In addition, if the Non-U.S. Holder is a foreign corporation for U.S. federal income purposes, such payments of interest may also be subject to a branch profits tax at the rate of 30%, or lower applicable treaty rate.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale, Exchange, Redemption, or Retirement — Any gain realized by a Non-U.S. Holder on the sale, exchange, redemption, retirement, or other disposition of an exchange note will generally not be subject to U.S. federal income or withholding tax, unless:

•	such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, in the event that an income tax treaty is applicable, such gain is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

If a Non-U.S. Holder is an individual deemed to be present in the United States for 183 days or more during the taxable year of the disposition of an exchange note and certain other requirements are met, such Non-U.S. Holder will generally be subject to U.S. federal income tax at a flat rate of 30% (unless a lower applicable income tax treaty rate applies) on any such gain.

If a Non-U.S. Holder is engaged in a trade or business in the United States and gain on an exchange note is effectively connected with the conduct of such trade or business (and, if an income tax treaty applies, such gain is attributable to a “permanent establishment” maintained by the Non-U.S. Holder within the United States), the Non-U.S. Holder will be subject to U.S. federal income tax at regular graduated income tax rates generally in the same manner as if it were a U.S. Holder, subject to any modification provided under an applicable income tax treaty. If the Non-U.S. Holder is a foreign corporation for U.S. federal income purposes, such gain may also be subject to a branch profits tax at the rate of 30%, or lower applicable treaty rate.

Amounts received by a Non-U.S. Holder attributable to accrued but unpaid interest on the exchange notes will be taxable as interest and may be subject to the rules described under “ — Non-U.S. Holders — Taxation of Interest.”

Information Reporting and Backup Withholding

Information reporting requirements may apply to certain payments of principal and interest on the exchange notes and to proceeds received from the sale or other disposition of an exchange note.

Information reporting will generally apply to payments to a U.S. Holder of interest on, or the proceeds of the sale or other disposition of, the exchange notes unless such U.S. Holder is an exempt recipient. A U.S. Holder may be subject to U.S. backup withholding on these payments unless the U.S. Holder is an exempt recipient and/or provides a taxpayer identification number and satisfies certain certification requirements.

Payments to a Non-U.S. Holder of interest on the exchange notes, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to the Non-U.S. Holder and copies of information returns may be made available under the provisions of a specific tax treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established. A Non-U.S. Holder will generally not be subject to U.S. backup withholding on these payments provided that the Non-U.S. Holder certifies as to its foreign status and the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person, or such Non-U.S. Holder otherwise establishes an exemption. Payment of the proceeds of a sale of an exchange note effected by the U.S. office of a United States or foreign broker will be subject to information reporting requirements and backup withholding unless the Non-U.S. Holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or the Non-U.S. Holder otherwise establishes an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of an exchange note effected outside the U.S. by a foreign office of a broker. However, unless such a broker has documentary evidence in its records of the Non-U.S. Holder’s foreign status and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the sale of an exchange note effected outside the U.S. by such a broker if it has certain connections with the United States.

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability provided such holder timely furnishes the required information to the IRS.

Holders should consult their own tax advisors regarding the application of backup withholding and information reporting.

Certain U.S. Federal Estate Tax Considerations

Exchange notes beneficially held by an individual who is not a citizen or resident of the United States (as specifically defined for U.S. federal estate tax purposes) at the time of such individual’s death will generally not be included in the decedent’s gross estate for U.S. federal estate tax purposes if any payment of interest on the exchange notes to the holder would be eligible for the exemption from the 30% U.S. federal withholding tax described in the first paragraph of “Non-U.S. Holders — Taxation of Interest” above (without regard to the certification requirement).

Unearned Income Medicare Contribution Tax

An additional 3.8% Medicare tax will be imposed on certain net investment income of individuals (other than nonresident aliens) with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” generally includes interest, dividends, annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the taxable disposition of an exchange note) and certain other income, as reduced by any deductions properly allocable to such income or gain. A holder that is an individual, estate or trust is urged to consult a tax advisor regarding the applicability of the Medicare tax to income and gains in respect of an investment in the exchange notes.

Foreign Account Tax Compliance

The Hiring Incentives to Restore Employment Act, which contains provisions regarding foreign account tax compliance (“FATCA”), was enacted on March 18, 2010, and would impose a 30% U.S. withholding tax on certain “withholdable payments,” which include certain U.S. source payments, including interest and the gross proceeds from a disposition of property (such as the exchange notes) of a type which can produce U.S. source interest, if paid to certain foreign entities on or after certain specified dates. However, under recently promulgated Treasury Regulations and other administrative guidance, because the exchange notes will be issued prior to July 1, 2014, they will be treated as grandfathered, and no FATCA withholding tax will be applicable with respect to interest paid on or gross proceeds from a disposition of the exchange notes unless the exchange notes are materially modified on or after July 1, 2014. Holders of the exchange notes are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on an investment in the exchange notes.

THE PRECEDING SUMMARY IS SOLELY FOR GENERAL INFORMATION ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE. THIS SUMMARY DOES NOT ADDRESS ALL THE TAX CONSEQUENCES THAT MAY BE IMPORTANT TO A PARTICULAR HOLDER IN LIGHT OF THE HOLDER’S INVOLVEMENT WITH THE ISSUER OR OTHER CIRCUMSTANCES. ACCORDINGLY, PROSPECTIVE HOLDERS OF THE EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS ON THE U.S. FEDERAL, STATE AND LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OF PRIVATE NOTES FOR EXCHANGE NOTES, THE OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, OR ANY CHANGES IN APPLICABLE LAW.

LEGAL MATTERS

Baker Botts L.L.P., Houston, Texas, has issued an opinion about the legality of the exchange notes.

EXPERTS

The consolidated financial statements and schedules of the Company as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2013, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of ITS Tubular Services (Holdings) Limited as of and for the years ended December 31, 2012, 2011 and 2010, incorporated by reference herein from the Company’s Current Report on Form 8-K/A filed on July 9, 2013, have been audited by Deloitte LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion on the consolidated financial statements and includes emphases-of-matter paragraphs relating to a prior year restatement and going concern), which is also incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Until                     , 2014 all dealers that effect transactions in the exchange notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

Parker Drilling Company

Preliminary Prospectus

Offer to Exchange

$360,000,000 6.75% Senior Notes due 2022

which have been registered under

the Securities Act of 1933

for any and all outstanding

$360,000,000 unregistered

6.75% Senior Notes due 2022

issued on January 22, 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The By-laws of Parker Drilling Company contain provisions that provide for indemnification of officers and directors to the fullest extent permitted by, and in the manner permissible under, the General Corporation Law of the State of Delaware.

As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, Parker Drilling Company’s Certificate of Incorporation contains a provision eliminating the personal liability of a director to Parker Drilling Company or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

Parker Drilling Company has entered into indemnification agreements with certain of its officers and directors that provide for indemnification of such officers and directors to the fullest extent permitted by, and in the manner permissible under, the General Corporation Law of the State of Delaware.

Parker Drilling Company maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

Pursuant to the registration rights agreement, Parker Drilling Company has agreed to indemnify holders of the private notes against certain liabilities. Also pursuant to the registration rights agreement, Parker Drilling Company and certain broker-dealers, including certain persons associated with such broker-dealers, have agreed to indemnify each other against certain liabilities.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of Parker Drilling Company, as amended on May 16, 2007 (incorporated by reference to Exhibit 3.1 to Parker Drilling Company’s Quarterly Report on Form 10-Q filed on November 9, 2007).

3.2	Parker Drilling Company By-Laws, effective as amended March 11, 2011 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on March 16, 2011).

4.1	Indenture, dated July 30, 2013, among Parker Drilling Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 31, 2013).

4.2	Form of 7.50% Senior Note due 2020 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 31, 2013).

4.3	Indenture, dated January 22, 2014, among Parker Drilling Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on January 28, 2014).

4.4	Form of 6.75% Senior Note due 2018 (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on January 28, 2014).

4.5	Registration Rights Agreement, dated January 22, 2014, by and among Parker Drilling Company, the guarantors named therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Barclays Capital Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 28, 2014).

5.1**	Opinion of Baker Botts L.L.P.

5.2**	Opinion of Conner & Winters LLP.

5.3**	Opinion of Greenberg Traurig LLP.

5.4**	Opinion of Jones Walker LLP.

10.1	Amended and Restated Credit Agreement dated as of December 14, 2012, among Parker Drilling Company, as Borrower, Bank of America, N.A., as Administrative Agent and L/C Issuer, the several banks and other financial institutions or entities from time to time parties thereto, NATIXIS, New York Branch, Wells Fargo Bank, N.A., and Whitney Bank as Co-Documentation Agents, and Merrill Lynch, Pierce, Fenner & Smith Incorporated as Sole Lead Arranger and Book Manager (incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K filed on March 1, 2013).

10.2	First Amendment to Term Loan Agreement dated July 19, 2013, among Parker Drilling Company, the lenders party thereto, Goldman Sachs Bank USA and certain other parties thereto (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on July 22, 2013).

10.3	First Amendment to Amended and Restated Credit Agreement, dated as of July 19, 2013, among Parker Drilling Company, as Borrower, certain Subsidiaries of the Borrower, as Guarantors, the Lenders party thereto, and Bank of America N.A., as administrative agent (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 22, 2013).

Exhibit Number	Description

10.4	Parker Drilling Company Incentive Compensation Plan, dated December 17, 2008, and as amended and restated effective January 1, 2008 (incorporated by reference to Exhibit 10(b) to the Company’s Annual Report on Form 10-K filed on March 2, 2009).

10.5	Parker Drilling Company Incentive Compensation Plan (as amended and restated effective January 1, 2009) (incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K filed on March 1, 2011).

10.6	Parker Drilling Company 2010 Long-Term Incentive Plan, as amended and restated as of May 8, 2013 (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed on March 28, 2013).

10.7	Form of Parker Drilling Company Restricted Stock Unit Incentive Agreement under the 2010 LTIP (incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed on March 1, 2011).

10.8	Form of Parker Drilling Company Performance Unit Award Incentive Agreement under the 2010 LTIP (incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K filed on March 1, 2011).

10.9	Form of Indemnification Agreement entered into between Parker Drilling Company and each director and executive officer of Parker Drilling Company (incorporated by reference to Exhibit 10(g) to the Company’s Annual Report on Form 10-K filed on March 20, 2003).

10.10	Employment Agreement between Mr. Robert L. Parker, Jr. and Parker Drilling Company, effective March 21, 2011 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 25, 2011).

10.11	First Amendment dated August 29, 2011 to First Amended and Restated Employment Agreement between Mr. Robert L. Parker Jr. and Parker Drilling Company, effective March 21, 2011 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 30, 2011).

10.12	Employment Agreement, dated as of September 17, 2012, by and between Parker Drilling Company and Gary Rich (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 24, 2012).

10.13	Form of Restricted Stock Unit Incentive Agreement between Parker Drilling Company and Gary Rich (incorporated by reference to Exhibit 10.23 to the Company’s Current Report on Form 8-K filed on September 24, 2012).

10.14	Employment Agreement between Mr. Jon-Al Duplantier and Parker Drilling Company, effective March 21, 2011 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 25, 2011).

10.15	First Amendment dated August 29, 2011 to Employment Agreement between Mr. Jon-Al Duplantier and Parker Drilling Company, effective March 21, 2011 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on August 30, 2011).

10.16	Termination of Split Dollar Life Insurance Agreement between Parker Drilling Company, Robert L. Parker Sr., and Robert L. Parker Sr. and Catherine M. Parker Family Trust dated April 12, 2006 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 12, 2006).

10.17	Retirement and Separation Agreement, dated November 1, 2013, between Parker Drilling Company and Robert L. Parker, Jr. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 4, 2013).

Exhibit Number	Description
10.18	Employment Agreement dated May 3, 2013 between Parker Drilling Company and Christopher Weber (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 14, 2013).

10.20	Form of Restricted Stock Unit Incentive Agreement between Parker Drilling Company and Christopher Weber (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 14, 2013).

12.1*	Computation of Ratio of Earnings to Fixed Charges.

21.1	Significant Subsidiaries of Parker Drilling Company (incorporated by reference to Exhibit 21 to the Company’s Annual Report on Form 10-K filed on March 10, 2014).

23.1*	Consent of KPMG LLP.

23.2*	Consent of Deloitte LLP.

23.3**	Consent of Baker Botts L.L.P. (included in their opinion filed as Exhibit 5.1).

24.1**	Power of attorney.

25.1**	Form T-1 Statement of Eligibility Under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, N.A.

99.1**	Form of Letter of Transmittal.

99.2**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

99.3**	Form of Broker’s Letter to Clients.

*	Filed herewith.
**	Previously filed.

Item 22.	Undertakings

1.	(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, each undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, each registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8) Each undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) Each undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 20, 2014.

PARKER DRILLING COMPANY

By:	/S/ CHRISTOPHER T. WEBER
	Name:	Christopher T. Weber
	Title:	Senior Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on August 20, 2014.

Signature	Title

* Gary G. Rich	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/S/ CHRISTOPHER T. WEBER	Senior Vice President and Chief Financial Officer
Christopher T. Weber	(Principal Financial Officer)

*	Corporate Controller
Leslie K. Nagy	(Principal Accounting Officer)

*	Director
Jonathan M. Clarkson

*	Director
George J. Donnelly

*	Director
Robert W. Goldman

*	Director
Gary R. King

*	Director
Robert L. Parker Jr.

*	Director
Richard D. Paterson

*	Director
Roger B. Plank

*	Director
R. Rudolph Reinfrank

*By:	/S/ CHRISTOPHER T. WEBER
	Name:	Christopher T. Weber
	Title:	Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 20, 2014.

ANACHORETA, INC.

ITS RENTAL AND SALES, INC.

PARDRIL, INC.

PARKER AVIATION, INC.

PARKER DRILLING ARCTIC OPERATING, INC.

PARKER DRILLING COMPANY NORTH AMERICA, INC.

PARKER DRILLING COMPANY OF NIGER

PARKER DRILLING COMPANY OF OKLAHOMA, INCORPORATED

PARKER DRILLING COMPANY OF SOUTH AMERICA, INC.

PARKER DRILLING MANAGEMENT SERVICES, INC.

PARKER DRILLING OFFSHORE CORPORATION

PARKER NORTH AMERICA OPERATIONS, INC.

PARKER TECHNOLOGY, INC.

By:	/S/ DAVID W. TUCKER
	Name:	David W. Tucker
	Title:	Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on August 20, 2014.

Signature	Title

/S/ GARY G. RICH Gary G. Rich	President and Director (Principal Executive Officer)

/S/ DAVID W. TUCKER David W. Tucker	Vice President and Treasurer (Principal Financial and Accounting Officer)

/S/ CHRISTOPHER T. WEBER Christopher T. Weber	Vice President and Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 20, 2014.

PARKER TECHNOLOGY, L.L.C.

PARKER TOOLS, LLC

PARKER-VSE, LLC

QUAIL USA, LLC

By:	/S/ DAVID W. TUCKER
Name: David W. Tucker
Title: Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on August 20, 2014.

Signature	Title

/S/ GARY G. RICH Gary G. Rich	President and Manager (Principal Executive Officer)

/S/ DAVID W. TUCKER David W. Tucker	Vice President and Treasurer (Principal Financial and Accounting Officer)

/S/ CHRISTOPHER T. WEBER Christopher T. Weber	Vice President and Manager

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 20, 2014.

PARKER DRILLING OFFSHORE USA, L.L.C.

By:	/S/ DAVID W. TUCKER
Name: David W. Tucker
Title: Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on August 20, 2014.

Signature	Title

/S/ GARY G. RICH Gary G. Rich	President and Director of Parker Drilling Offshore Corporation, its sole member (Principal Executive Officer)

/S/ DAVID W. TUCKER David W. Tucker	Vice President and Director of Parker Drilling Offshore Corporation, its sole member (Principal Financial and Accounting Officer)

/S/ CHRISTOPHER T. WEBER Christopher T. Weber	Vice President and Director of Parker Drilling Offshore Corporation, its sole member

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 20, 2014.

QUAIL TOOLS, L.P.

By:	Quail USA, LLC, its general partner

By:	/S/ DAVID W. TUCKER
Name: David W. Tucker
Title: Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on August 20, 2014.

Signature	Title

/S/ GARY G. RICH Gary G. Rich	President and Director of Parker Drilling Offshore Corporation, the sole member of Quail USA, LLC, the general partner of Quail Tools, L.P. (Principal Executive Officer)

/S/ DAVID W. TUCKER David W. Tucker	Vice President and Treasurer of Parker Drilling Offshore Corporation, the sole member of Quail USA, LLC, the general partner of Quail Tools, L.P. (Principal Financial and Accounting Officer)

/S/ CHRISTOPHER T. WEBER Christopher T. Weber	Vice President and Director of Parker Drilling Offshore Corporation, the sole member of Quail USA, LLC, the general partner of Quail Tools, L.P.

EXHIBIT INDEX

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of Parker Drilling Company, as amended on May 16, 2007 (incorporated by reference to Exhibit 3.1 to Parker Drilling Company’s Quarterly Report on Form 10-Q filed on November 9, 2007).

3.2	Parker Drilling Company By-Laws, effective as amended March 11, 2011 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on March 16, 2011).

4.1	Indenture, dated July 30, 2013, among Parker Drilling Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 31, 2013).

4.2	Form of 7.50% Senior Note due 2020 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 31, 2013).

4.3	Indenture, dated January 22, 2014, among Parker Drilling Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on January 28, 2014).

4.4	Form of 6.75% Senior Note due 2018 (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on January 28, 2014).

4.5	Registration Rights Agreement, dated January 22, 2014, by and among Parker Drilling Company, the guarantors named therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Barclays Capital Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 28, 2014).

5.1**	Opinion of Baker Botts L.L.P.

5.2**	Opinion of Conner & Winters LLP.

5.3**	Opinion of Greenberg Traurig LLP.

5.4**	Opinion of Jones Walker LLP.

10.1	Amended and Restated Credit Agreement dated as of December 14, 2012, among Parker Drilling Company, as Borrower, Bank of America, N.A., as Administrative Agent and L/C Issuer, the several banks and other financial institutions or entities from time to time parties thereto, NATIXIS, New York Branch, Wells Fargo Bank, N.A., and Whitney Bank as Co-Documentation Agents, and Merrill Lynch, Pierce, Fenner & Smith Incorporated as Sole Lead Arranger and Book Manager (incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K filed on March 1, 2013).

10.2	First Amendment to Term Loan Agreement dated July 19, 2013, among Parker Drilling Company, the lenders party thereto, Goldman Sachs Bank USA and certain other parties thereto (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on July 22, 2013).

10.3	First Amendment to Amended and Restated Credit Agreement, dated as of July 19, 2013, among Parker Drilling Company, as Borrower, certain Subsidiaries of the Borrower, as Guarantors, the Lenders party thereto, and Bank of America N.A., as administrative agent (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 22, 2013).

10.4	Parker Drilling Company Incentive Compensation Plan, dated December 17, 2008, and as amended and restated effective January 1, 2008 (incorporated by reference to Exhibit 10(b) to the Company’s Annual Report on Form 10-K filed on March 2, 2009).

Exhibit Number	Description

10.5	Parker Drilling Company Incentive Compensation Plan (as amended and restated effective January 1, 2009) (incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K filed on March 1, 2011).

10.6	Parker Drilling Company 2010 Long-Term Incentive Plan, as amended and restated as of May 8, 2013 (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed on March 28, 2013).

10.7	Form of Parker Drilling Company Restricted Stock Unit Incentive Agreement under the 2010 LTIP (incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed on March 1, 2011).

10.8	Form of Parker Drilling Company Performance Unit Award Incentive Agreement under the 2010 LTIP (incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K filed on March 1, 2011).

10.9	Form of Indemnification Agreement entered into between Parker Drilling Company and each director and executive officer of Parker Drilling Company (incorporated by reference to Exhibit 10(g) to the Company’s Annual Report on Form 10-K filed on March 20, 2003).

10.10	Employment Agreement between Mr. Robert L. Parker, Jr. and Parker Drilling Company, effective March 21, 2011 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 25, 2011).

10.11	First Amendment dated August 29, 2011 to First Amended and Restated Employment Agreement between Mr. Robert L. Parker Jr. and Parker Drilling Company, effective March 21, 2011 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 30, 2011).

10.12	Employment Agreement, dated as of September 17, 2012, by and between Parker Drilling Company and Gary Rich (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 24, 2012).

10.13	Form of Restricted Stock Unit Incentive Agreement between Parker Drilling Company and Gary Rich (incorporated by reference to Exhibit 10.23 to the Company’s Current Report on Form 8-K filed on September 24, 2012).

10.14	Employment Agreement between Mr. Jon-Al Duplantier and Parker Drilling Company, effective March 21, 2011 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 25, 2011).

10.15	First Amendment dated August 29, 2011 to Employment Agreement between Mr. Jon-Al Duplantier and Parker Drilling Company, effective March 21, 2011 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on August 30, 2011).

10.16	Termination of Split Dollar Life Insurance Agreement between Parker Drilling Company, Robert L. Parker Sr., and Robert L. Parker Sr. and Catherine M. Parker Family Trust dated April 12, 2006 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 12, 2006).

10.17	Retirement and Separation Agreement, dated November 1, 2013, between Parker Drilling Company and Robert L. Parker, Jr. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 4, 2013).

10.18	Employment Agreement dated May 3, 2013 between Parker Drilling Company and Christopher Weber (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 14, 2013).

Exhibit Number	Description

10.20	Form of Restricted Stock Unit Incentive Agreement between Parker Drilling Company and Christopher Weber (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 14, 2013).

12.1*	Computation of Ratio of Earnings to Fixed Charges.

21.1	Significant Subsidiaries of Parker Drilling Company (incorporated by reference to Exhibit 21 to the Company’s Annual Report on Form 10-K filed on March 10, 2014).

23.1*	Consent of KPMG LLP.

23.2*	Consent of Deloitte LLP.

23.3**	Consent of Baker Botts L.L.P. (included in their opinion filed as Exhibit 5.1).

24.1**	Power of attorney.

25.1**	Form T-1 Statement of Eligibility Under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, N.A.

99.1**	Form of Letter of Transmittal.

99.2**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

99.3**	Form of Broker’s Letter to Clients.

*	Filed herewith.
**	Previously filed.